UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
EDITAS MEDICINE, INC.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To be held May 29, 2025
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Editas Medicine, Inc., which is scheduled to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2025 on Thursday, May 29, 2025 at 8:30 a.m. Eastern Time. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. We believe that the virtual meeting format provides expanded access to our stockholders, and improved communication and cost savings for our stockholders and our company. The logistics of the virtual meeting are discussed more fully in the attached proxy statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site.
Only stockholders who owned common stock at the close of business on April 1, 2025 can vote during the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:
1.Election of two Class III directors to our board of directors, each to serve until the 2028 annual meeting of stockholders;
2.Approval, on an advisory basis, of the compensation paid to our named executive officers;
3.Approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers;
4.Approval of an amendment and restatement of our 2015 Stock Incentive Plan;
5.Adoption and approval of an amendment to our Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”) to increase the number of authorized shares of our capital stock from 200,000,000 to 395,000,000 and the number of authorized shares of our common stock from 195,000,000 to 390,000,000;
6.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
7.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You can find more information regarding the foregoing in the attached proxy statement.
Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 15, 2025, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all stockholders of record on our books at the close of business on April 1, 2025, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
If you are a stockholder of record, you may vote in one of the following ways:
•Vote over the Internet, by going to www.proxyvote.com (have your proxy card in hand when you access the website);

•Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);
•Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or
•Vote during the virtual Annual Meeting, by going to www.virtualshareholdermeeting.com/EDIT2025 at the scheduled time of the meeting (have your Notice and control number found on your proxy card in hand).
A complete list of registered stockholders will be available to stockholders of record for inspection at our offices at 11 Hurley St., Cambridge, Massachusetts 02141 for a period of ten days prior to the Annual Meeting. If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
Whether or not you plan to attend the Annual Meeting online, we urge you to take the time to vote your shares.
By Order of the Board of Directors,
Gilmore O’Neill
President and Chief Executive Officer
Cambridge, Massachusetts
April 15, 2025

Proxy Statement

Page
Proxy Statement	1
Proxy Statement Summary	2
Important Information About the Annual Meeting and Voting	5
Proposal No. 1—Election of Two Class III Directors	9
Corporate Governance	14
Stockholder Engagement	14
Director Nomination Process	14
Director Independence	15
Board Skills & Experience Mix	16
Board Committees	17
Board and Committee Meetings Attendance	19
Director Attendance at Annual Meeting of Stockholders	19
Code of Business Conduct and Ethics	19
Insider Trading	19
Anti-Hedging and Pledging Policy	19
Corporate Governance Guidelines	20
Board Refreshment and Succession Planning	20
Board and Committee Evaluation Process	20
Director Commitments Policy	21
Board Leadership Structure and Board’s Role in Risk Oversight	21
Commitment to Corporate Responsibility	22
Communication with our Directors	25
Executive Compensation	26
Overview of Executive Compensation	26
Compensation Risk Assessment	39
2024 Summary Compensation Table	40
Outstanding Equity Awards at Fiscal Year-End	41
Employment, Severance, Change in Control Arrangements, and Separation Arrangements	42
Pay Versus Performance	43
Policies and Practices Related to the Grant of Certain Equity Awards	46
Other Agreements	47
Director Compensation	47
Securities Authorized for Issuance Under Our Equity Compensation Plans	49
Transactions with Related Persons	50
Principal Stockholders	51
Report of the Audit Committee	53
Proposal No. 2—Advisory Vote on Executive Compensation	54
Proposal No. 3—Advisory Vote on Frequency of Future Executive Compensation Advisory Votes	55
Proposal No. 4—Approval of the Amendment and Restatement of the Editas Medicine, Inc. 2015 Stock Incentive Plan	56
Proposal No. 5—Adoption and Approval of an Amendment to Our Restated Certificate of Incorporation	68
Proposal No. 6—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	70
Householding, Stockholder Proposals and Other Matters	72
APPENDIX A: Amendment to Restated Certificate of Incorporation	A-1

EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141
617-401-9000
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
to be held May 29, 2025
This proxy statement (the “Proxy Statement”) and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Editas Medicine, Inc. (the “Annual Meeting”) to be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2025 on Thursday, May 29, 2025 at 8:30 a.m. Eastern Time. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. We believe that the virtual meeting format provides expanded access to our stockholders, and improved communication and cost savings for our stockholders and our company. The logistics of the virtual meeting are discussed more fully in this Proxy Statement. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. The board of directors of Editas (the “Board”) is using this Proxy Statement to solicit proxies for use at the Annual Meeting. In this Proxy Statement, unless expressly stated otherwise or the context otherwise requires, the use of “Editas,” “our,” “we” or “us” refers to Editas Medicine, Inc.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on May 29, 2025:
This Proxy Statement and our 2024 Annual Report to Stockholders are
available for viewing, printing and downloading at http://www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) as filed with the Securities and Exchange Commission (“SEC”), except for exhibits, will be furnished without charge to any stockholder upon written request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141. This Proxy Statement and our 2024 Annual Report are also available on the SEC’s website at http://www.sec.gov.
On or about April 15, 2025, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this Proxy Statement and our 2024 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

Proxy Statement Summary
This summary highlights information related to topics discussed throughout this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Attend our 2025 Annual Meeting of Stockholders Via Live Webcast

8:30 a.m., Eastern Time, on Thursday, May 29, 2025 Access to Live Webcast: www.virtualshareholdermeeting.com/EDIT2025

How to Vote Prior to the Annual Meeting

By mailing your Proxy Card	By telephone	By Internet
Cast your ballot, sign your proxy card and send by free post	Dial toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com

Mark, sign and date your proxy card and return it in the postage-paid envelope included in your proxy materials. Your proxy card must arrive by May 28, 2025.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 28, 2025. Have your proxy card in hand when you call and then follow the instructions.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 28, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Please note that the Annual Meeting will be held virtually, via live webcast, rather than in-person. To attend the Annual Meeting, you will need the 16-digit control number located on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Stockholders wishing to vote their shares electronically during the Annual Meeting should refer to the Notice for instructions regarding voting electronically during the Annual Meeting.
Cast Your Vote Right Away
Please cast your vote right away on all of the proposals listed below to ensure that your shares are represented.

		More Information	Board of Directors Recommendation
PROPOSAL 1:	Election of Two Class III Directors	Page 11	FOR each nominee
PROPOSAL 2:	Advisory Vote on Executive Compensation	Page 54	FOR
PROPOSAL 3:	Advisory Vote on Frequency of Future Executive Compensation Advisory Votes	Page 55	“CHOICE 1” (EVERY YEAR)
PROPOSAL 4:	Approval of the Amendment and Restatement of our 2015 Stock Incentive Plan	Page 56	FOR
PROPOSAL 5:	Approval of an amendment to the Restated Certificate of Incorporation	Page 68	FOR
PROPOSAL 6:	Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	Page 70	FOR

Governance Highlights
We are committed to strong corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term stockholder value. As part of our regular governance practice review, we conduct a robust stockholder outreach program to solicit and understand our stockholders’ perspectives on our practices and to better understand the reasons for their votes. We also engage with certain proxy advisory firms to understand their governance policies and related vote recommendations. Our Board and the Nominating and Corporate Governance Committee of our Board consider feedback received from this effort and other input from our stakeholders in determining what further governance actions, if any, are in the best interest of our company and its stockholders.
The Nominating and Corporate Governance Committee and our Board are committed to regularly considering the feedback received from our stockholders and other stakeholders during our engagements to determine what further actions, if any, should be taken in the best interest of our company and its stockholders. We intend to continue our stockholder outreach following the filing of this Proxy Statement with the SEC, to seek support for our annual meeting proposals and to solicit additional feedback regarding governance, compensation and other matters of importance to our stockholders.
Our current governance practices include the following:

Corporate Governance Best Practices
✓	Separate Board chair and chief executive officer	✓	Active governance-focused outreach to stockholders
✓	All directors are independent, other than our chief executive officer	✓	Mandatory retirement age of 75
✓	100% independence among members of Audit, Compensation and Nominating and Corporate Governance Committees	✓	Maintain a compensation clawback policy compliant with Nasdaq listing standards
✓	Commitment to Board refreshment, with a robust director nominee selection process	✓	Robust executive and non-employee director Stock Ownership Guidelines
✓	Annual self-evaluation of Board and committees, including assessment of individual directors	✓	Director commitments (overboarding) policy limiting the number of public-company boards on which our directors serve
✓	Annual evaluation of chief executive officer by independent directors	✓	No shareholder rights plan (i.e., no “poison pill”)
✓	Regular executive sessions of independent directors
Director Nominees
The following table provides summary information regarding our two director nominees. For detailed information about each nominee’s background and areas of expertise, please see “Proposal No. 1—Election of Two Class III Directors.”

		Director Since	Independent			Other Public Company Boards
Name and Occupation	Age*		Yes	No	Committee Memberships*
Jessica Hopfield Principal at J Hopfield Consulting	60	2018	X†		Audit Nominating (Chair)	2
David T. Scadden Gerald and Darlene Jordan Professor of Medicine at Harvard University	72	2019	X		Compensation	2
*As of April 1, 2025
†     Serves as Board Chair

Executive Compensation Highlights
Our executive compensation program is designed to support business performance and drive long-term stockholder value. Below are certain business highlights and related highlights of our executive compensation program.

Compensation Highlights
Significant portion of named executive officers’ target compensation is performance-based ◦Approximately 87% for CEO ◦Approximately 76% for other named executive officers	Annual performance-based cash bonus program for other named executive officers tied 80% to corporate achievement and 20% to individual achievement
Annual performance-based cash bonus program for chief executive officer tied 100% to corporate achievement

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the Annual Meeting, our stockholders will consider and vote on the following matters:
1.Election of two Class III directors to the Board, each to serve until the 2028 annual meeting of stockholders (“Proposal No. 1”);
2.Approval, on an advisory basis, of the compensation paid to our named executive officers (“Proposal No. 2”);
3.Approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers (“Proposal No. 3”);
4.Approval of the amendment and restatement of our 2015 Stock Incentive Plan (“Proposal No. 4”);
5.Adoption and approval of an amendment to our Restated Certificate of Incorporation (“Proposal No. 5”);
6.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal No. 6”); and
7.Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As of the date of this Proxy Statement, we are not aware of any business to come before the meeting other than the first six items noted above.
Board of Directors Recommendation
Our Board unanimously recommends that you vote:
FOR the election of the two nominees to serve as Class III directors on our Board, each for a three-year term;
FOR the approval, on an advisory basis, of the compensation paid to our named executive officers;
FOR the approval, on an advisory basis, of holding an annual vote on the compensation of our named executive officers;
FOR the approval of the amendment and restatement of our 2015 Stock Incentive Plan;
FOR the approval of the amendment to the Restated Certificate of Incorporation; and
FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Availability of Proxy Materials
The Notice regarding our proxy materials, including this Proxy Statement and our 2024 Annual Report, is being mailed to stockholders on or about April 15, 2025. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.
Who Can Vote during the Annual Meeting
Only stockholders of record at the close of business on the record date of April 1, 2025, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 1, 2025, there were 83,709,536 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered a “stockholder of record” of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.
How to Vote
If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or virtually during the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.
•By Telephone.   You may transmit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.
•Via the Internet.   You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed Notice or proxy card. You will need to have your Notice or proxy card in hand when you access the website.
•By Mail.   If you received (or requested and received) a printed copy of the proxy materials, you may vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.
•Voting during the Annual Meeting.   You may vote during the Annual Meeting by accessing the website www.virtualshareholdermeeting.com/EDIT2025 and having your Notice or proxy card in hand. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting, so that if you should become unable to attend the Annual Meeting, your shares will be voted as directed by you. Online check-in will begin at 8:15 a.m. Eastern Time on May 29, 2025. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/EDIT2025. Technical support will be available starting at 8:15 a.m. Eastern Time on May 29, 2025.
Telephone and Internet voting prior to the Annual Meeting for stockholders of record will be available up until 11:59 p.m. Eastern Time on May 28, 2025, and mailed proxy cards must be received by May 28, 2025 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.
The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If you own stock in “street name” as of the record date, you may virtually attend the Annual Meeting and vote your shares online while attending the Annual Meeting with the control number included on your voting instruction form.
Proposals Considered “Discretionary” and “Non-Discretionary”
If your shares are held in “street name,” your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers’ shares for which they have received no voting instructions on specified routine, or “discretionary,” matters, but they are not permitted to vote these shares on other non-routine, or “non-discretionary,” matters.
The election of directors (Proposal No. 1), the advisory vote on the compensation paid to our named executive officers (Proposal No. 2), the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 3), and the approval of the amendment to the 2015 Stock Incentive Plan (Proposal No. 4) are considered non-discretionary matters under applicable rules. Therefore, if your shares are held in “street name,” your bank, broker or other nominee cannot vote on these matters without voting instructions from you and your shares will be counted as “broker non-votes.”
The approval of the amendment to the Restated Certificate of Incorporation (Proposal No. 5) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025 (Proposal No. 6) are considered a discretionary matter under applicable rules. Therefore, if your shares are held in “street name,” your bank, broker or other nominee may exercise discretionary authority to vote on this matter in the absence of voting instructions from you.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting virtually or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented virtually at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are “broker non-votes.”
Stockholder List
A complete list of registered stockholders will be available to stockholders of record for inspection at our offices at 11 Hurley St., Cambridge, Massachusetts 02141 for a period of ten days prior to the Annual Meeting. If you are unable to inspect this list in person, please contact our secretary by mail at Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Secretary, or by email at legal@editasmed.com to request such list. When making such request, please ensure that you have your Notice or proxy card available so that you can prove that you a registered stockholder.
Votes Required to Approve Proposals
To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote on the election of directors (Proposal No. 1). Votes that are withheld will not be included in the vote tally for Proposal No. 1 and will not affect the results of the vote. With respect to Proposal No. 1, you may vote for all nominees, vote for one or more nominees and withhold your vote for the other nominees, or withhold your vote from all nominees.
To approve, on an advisory basis, the compensation paid to our named executive officers (Proposal No. 2), the holders of a majority of the shares voted on the matter and voting “for” or “against” such proposal must vote FOR the proposal. Because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.
The approval of one of the frequency options under Proposal 3 requires a majority of the shares voted on the matter. With respect to this proposal, if none of the frequency options (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Proposal 3 is non-binding. Because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.
To approve the amendment and restatement of our 2015 Stock Incentive Plan (Proposal No. 4), the holders of a majority of the shares voted on the matter and voting “for” or “against” such proposal must vote FOR the proposal.
To approve the amendment to the Restated Certificate of Incorporation (Proposal No. 5), the holders of a majority of the shares voted on the matter and voting “for” or “against” such proposal must vote FOR the proposal. As a Delaware corporation, we are subject to the Delaware General Corporation Law (the “DGCL”). Effective as of August 1, 2023, the DGCL was amended to add new Section 242(d)(2), which, among other things, provides that the voting standard for stockholders to approve an amendment to the certificate of incorporation to increase the authorized shares is a majority of the votes cast. Therefore, pursuant to Section 242(d)(2) of the DGCL, the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting to approve the amendment of the Restated Certificate of Incorporation is required to approve Proposal 5. Your failure to vote or marking “ABSTAIN” on your proxy or ballot with respect to Proposal 5 are not deemed votes “cast” and will, therefore, not affect the outcome of Proposal 5. If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your shares on Proposal 5; however, if your broker, bank or other nominee has elected not to vote without your voting instructions as described above, your shares will not be voted and will, therefore, not affect the outcome of Proposal 5.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 6). If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your shares on Proposal 6. Although stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2025.
Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the proposals.
Method of Counting Votes
Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast virtually during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.
Revoking a Proxy; Changing Your Vote
If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:
•by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;
•by voting online during the meeting; or
•by filing a written revocation with our corporate secretary.
If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other organization holding your account. If you own stock in “street name” as of the record date, you may virtually attend the meeting and vote your shares online during the meeting with your control number included on your voting instruction form.
Your virtual attendance at the Annual Meeting will not automatically revoke your proxy.
Questions at the Annual Meeting
If you wish to submit a question on the day of the Annual Meeting, beginning at 8:15 a.m. Eastern Time, on Thursday, May 29, 2025, you may log into, and ask a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/EDIT2025. Our virtual Annual Meeting will be governed by our Rules of Conduct which will be posted in advance of the meeting on the virtual meeting platform. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
Costs of Proxy Solicitation
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $17,000 plus customary costs and expenses for these services.
Voting Results
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF TWO CLASS III DIRECTORS
As of the date of this Proxy Statement, our Board consists of six members, including a chair of the Board. In accordance with the terms of our restated certificate of incorporation and our amended and restated by-laws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the Class I directors are Bernadette Connaughton and Elliott Levy, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2026;
•the Class II directors are Andrew Hirsch and Gilmore O’Neill, M.B., M.M.Sc., and their terms will expire at the annual meeting of stockholders to be held in 2027; and
•the Class III directors are Jessica Hopfield, Ph.D., and David T. Scadden, M.D., and their terms will expire at the Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our restated certificate of incorporation and our amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our Board. Our restated certificate of incorporation and amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.
Our Board has nominated Dr. Hopfield and Dr. Scadden for election as Class III directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our Board.
We believe that it is essential that our Board members represent diverse backgrounds and experiences, both personally and professionally. Our amended Corporate Governance Guidelines provide that director candidates should have broad experience and skills in areas important to the operation of our company. Accordingly, the charter of our Nominating and Corporate Governance Committee states that, in recommending directors, the committee shall seek director candidates that have such broad experience, skills and diversity. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge, and ability to assist our Board in fulfilling its responsibilities.
Our priority in selection of Board members is identification of members who will further the interests of our stockholders, and in this context, we consider a variety of attributes in selecting nominees to our Board, including:
•an understanding of, and experience in, the biotechnology and pharmaceutical industries, research and academic organizations and governmental regulatory agencies, and the scientific and legal landscapes in which such entities operate;
•an understanding of, and experience in, accounting oversight and governance, finance, and complex business transactions;
•leadership experience and significant accomplishments with public companies or other comparable organizations;
•the ability to contribute positively to the collaborative culture among our Board members;
•long-term reputation for the highest personal and professional integrity; and
•demonstrated contribution as a member of other boards of directors, and sufficient time and availability to devote to our affairs.
These factors and others are considered useful by our Board and are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time.
Nominees for Election as Class III Directors
Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class III directors at our Annual Meeting is set forth below.

Jessica Hopfield, Ph.D. Age: 60 Director since 2018 Board Chair; Independent Director Committees: Audit, Nominating and Corporate Governance (Chair)
Dr. Hopfield joined our Board in February 2018 and has served as Chair since December 202. Previously, she served as our lead independent director from February 2021 to June 2023. Dr. Hopfield has served on the board of directors of Insulet Corporation, a public medical device company (“Insulet”) since July 2015 and as its lead independent director from August 2016 until January 2019, and on the board of directors of Maravai LifeSciences Holdings, Inc., a public diagnostic and reagent company, since November 2020. She previously served on the board of directors of Radius Health, Inc., a public biopharmaceutical company, from January 2019 until December 2020 and PhenomeX Inc. (formerly Berkeley Lights, Inc.), a public medical device company, from December 2021 until its acquisition in October 2023. Since 2010, Dr. Hopfield has been the principal at J Hopfield Consulting providing guidance and executive coaching to start-up technology firms. From 1995 to 2009, Dr. Hopfield was a Partner of McKinsey & Company in its global pharmaceuticals and medical devices practice where she served clients across pharmaceutical, biotechnology, medical device and consumer industries with a focus on strategy, R&D management, and marketing. Dr. Hopfield also previously held management positions at Merck Sharp & Dohme Corp. in clinical development, outcomes research, and marketing. Dr. Hopfield earned a B.S. from Yale College, an M.B.A. from Harvard Graduate School of Business Administration as a Baker Scholar, and a Ph.D. in Neuroscience/Biochemistry from The Rockefeller University. Dr. Hopfield is directorship certified by the National Association of Corporate Directors.
Skills and Qualifications: We believe that Dr. Hopfield’s executive and consulting experience in the healthcare, pharmaceutical, and medical device industries and her public company governance experience qualifies her to serve as a member of our Board.

David Scadden, M.D. Age: 72 Director since 2019 Independent Director Committees: Compensation
Dr. Scadden joined our Board in February 2019. Dr. Scadden is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine and the American Academy of Arts and Sciences and a Fellow of the American College of Physicians and the American Academy for the Advancement of Science. He is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. Dr. Scadden has served on the board of directors of Agios Pharmaceuticals, Inc. (“Agios”), a public biotechnology company, since May 2017 and Carisma Therapeutics Inc., a public clinical-stage biopharmaceutical company, since June 2024. Previously, he served on the board of directors of Magenta Therapeutics, Inc., a public biotechnology company where he was a scientific founder, from November 2016 until its acquisition in September 2023. He also serves as a member of the board of directors of private biotechnology companies Lightning Biotherapeutics and Sonata Therapeutics. Dr. Scadden holds a B.A. in English from Bucknell University, an M.D. from Case Western Reserve University and holds honorary degrees, including an A.M. from Harvard Medical School, an Sc.D. from Bucknell University and an M.D. from Lund University in Sweden.
Skills and Qualifications: We believe Dr. Scadden is qualified to serve on our Board due to his expertise as a physician and medical researcher, including in the field of hematology.
Our Board recommends voting “FOR” the election of Jessica Hopfield and David Scadden as Class III directors, for a three-year term ending at the annual meeting of stockholders to be held in 2028.
Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our Board.
Directors Continuing in Office
Biographical information, including principal occupation and business experience during the last five years, for our current directors continuing in office after the Annual Meeting is set forth below.
Class I Directors (Term Expires at 2026 Annual Meeting)

Bernadette Connaughton Age: 66 Director since 2021 Independent Director Committees: Compensation (Chair), Nominating and Corporate Governance
Ms. Connaughton has served as a member of our Board since October 2021. Ms. Connaughton was previously employed by Bristol Myers Squibb Company, a multinational pharmaceutical company, in various roles from 1983 to 2017, most recently serving as President Intercontinental, including China, Latin America, Central and Eastern Europe and the Middle East. She has served on the board of directors of Halozyme Therapeutics, Inc., a public biotechnology company, since September 2018 and Zealand Pharma A/S, a public biotechnology company, since April 2019. She previously served on the board of directors of Syneos Health, Inc., a public contract research organization, from November 2019 until September 2023. She also serves on the Board of Trustees of the Boys and Girls Club of Mercer County, New Jersey, and is a mentor for the Healthcare Businesswomen’s Association and Women in Bio Boardroom Ready Program. She received a B.A. from Johns Hopkins University and an M.B.A. from The Wharton School, University of Pennsylvania.
Skills and Qualifications: We believe Ms. Connaughton is qualified to serve on our Board due to her more than 30 years of global strategic, commercial and biopharmaceutical industry expertise.

Elliott Levy, M.D. Age: 66 Director since 2023 Independent Director Committees: Audit
Dr. Levy has served as a member of our Board since April 2023. Dr. Levy is currently a Venture Partner at 5AM Venture Management, LLC, a venture capital firm, which he joined in April 2022. He was previously employed at Amgen, Inc., a public biopharmaceutical company, where he served as Senior Vice President of Research and Development from June 2020 to May 2021 and as Senior Vice President of Global Development from September 2014 to June 2020. He has served on the boards of directors of Omega Therapeutics, Inc., a public biotechnology company, since March 2021 and NuCana plc, a public biotechnology company, since November 2021, and is a co-founder and former chief executive officer of Intrepid Alliance, an industry-led non-profit consortium whose objective is to accelerate the development of small molecule therapeutics for potential viral pandemic agents. Dr. Levy received a B.A. in History from Yale College and an M.D. from the Yale School of Medicine.
Skills and Qualifications: We believe Dr. Levy is qualified to serve on our Board due to his extensive experience in clinical development and regulatory approval of investigational medicines in the biopharmaceutical industry.

Class II Directors (Term Expires at 2027 Annual Meeting)

Andrew Hirsch Age: 54 Director since 2017 Independent Director Committees: Audit (Chair), Compensation
Mr. Hirsch has served as a member of our Board since May 2017. Mr. Hirsch has served as a director and as the President of C4 Therapeutics, Inc., a public biopharmaceutical company, since September 2020 and as its Chief Executive Officer since October 2020. From September 2016 to September 2020, Mr. Hirsch served as Chief Financial Officer at Agios, as well as head of its corporate development beginning March 2018. He served as President and Chief Executive Officer of BIND Therapeutics, Inc., a biotechnology company (“BIND”), from March 2015 until August 2016. Prior to being named President and Chief Executive Officer at BIND, Mr. Hirsch held several other leadership positions at BIND, including Chief Operating Officer from February 2014 to March 2015, and Chief Financial Officer from July 2012 to March 2015. In May 2016, BIND filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to joining BIND, Mr. Hirsch was Chief Financial Officer at Avila Therapeutics, Inc., a biotechnology company, from June 2011 until its acquisition by Celgene Corporation, a public biopharmaceutical company, in March 2012. From 2002 to 2011, Mr. Hirsch held roles of increasing responsibility at Biogen Inc., a public biotechnology company (“Biogen”), including vice president of Corporate Strategy and M&A. He holds an M.B.A. from the Tuck School at Dartmouth College and a B.A. in Economics from the University of Pennsylvania.
Skills and Qualifications: We believe Mr. Hirsch’s qualifications to sit on our Board include his strong business and financial background and experience as an executive at biopharmaceutical companies.

Gilmore O’Neill, M.B., M.M.Sc. Age: 60 Director since 2022 President and Chief Executive Officer of Editas Medicine
Dr. O’Neill has served as our President and Chief Executive Officer and as a member of our Board since June 2022. Prior to joining Editas, Dr. O’Neill most recently served as Executive Vice President of R&D and Chief Medical Officer of Sarepta Therapeutics, Inc., a biopharmaceutical company, from June 2018 to November 2021. Prior to joining Sarepta, Dr. O’Neill held several leadership roles at Biogen over a 15-year period, most recently serving as Senior Vice President, Late Stage Clinical Development from November 2016 to June 2018. He has served on the board of directors of Unity Biotechnology, Inc., a public biopharmaceutical company, since December 2020, and previously served on the board of directors of Aptinyx, Inc., a public biopharmaceutical company, from October 2021 through April 2023. Dr. O’Neill is licensed to practice medicine in the state of Massachusetts. He received a Bachelor of Medicine degree from University College Dublin and a Master of Medical Sciences degree from Harvard University.
Skills and Qualifications: We believe Dr. O’Neill’s qualifications to sit on our Board include his more than 20 years of experience in genetic medicine, neurobiology, and clinical development, during which he has led several successful clinical programs and achieved marketing approval for several medicines.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.
Executive Officers Who Are Not Directors
Executive officers are chosen by and serve at the discretion of the Board of Directors. Set forth below are the names and ages of our executive officers as of April 1, 2025, as well as biographical information for all but Gilmore O’Neill, our President and Chief Executive Officer. For Dr. O’Neill’s biographical information, please see page above.

Linda C. Burkly, Ph.D. Age: 68 Executive Vice President and Chief Scientific Officer Joined Editas in 2023
Dr. Burkly has served as our Chief Scientific Officer since July 2023. Prior to joining us, Dr. Burkly held positions of increasing responsibility over a 37-year tenure at Biogen, where she most recently served as Vice President and Senior Distinguished Investigator from 2014 to 2022. Dr. Burkly earned a B.S. in biology from Fairfield University and a Ph.D. in immunology from Tufts University Graduate School of Biomedical Science. She completed a postdoctoral fellowship in the laboratory of Richard A. Flavell, Biogen Research Corp.

Amy Parison Age: 39 Senior Vice President and Chief Financial Officer Joined Editas in 2022
Ms. Parison was appointed our Chief Financial Officer in March 2025, having previously served as our Senior Vice President, Finance since January 2025, and prior to that as Vice President of Finance and Corporate Controller since August 2022. She served as Senior Director, Corporate Controller at Rubius Therapeutics, Inc., a biotechnology company, from July 2021 through August 2022 and prior to that as Director, Financial Operations from August 2018 through August 2021. Before that, she held roles of increasing responsibility at Vertex Pharmaceuticals from July 2011 through August 2018. Ms. Parison received a Masters in Accounting and a B.S. in business administration, accounting from Babson College.

CORPORATE GOVERNANCE
Stockholder Engagement
We believe part of effective corporate governance includes active engagement with our stockholders. We value the views of our stockholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as our business strategy, status of our programs, our executive compensation program and general corporate governance topics. We strive for a collaborative approach and value the variety of perspectives we receive, which deepens our understanding of stakeholder interests and motivations and fosters a mutual understanding of governance priorities. Our discussions with our investors have been productive and informative, and have provided valuable feedback to our executive management team and our Board to help ensure that our decisions are aligned with stockholder objectives. We remain committed to investing time with our stockholders to increase transparency and better understand our stockholder base and their perspectives. The typical outreach participants and methods are shown below.
The Nominating and Corporate Governance Committee and our Board are committed to regularly considering the feedback received from our stockholders and other stakeholders during our engagements to determine what further actions, if any, should be taken in the best interest of our company and its stockholders.
We intend to continue our stockholder outreach following the filing of this Proxy Statement with the SEC, to seek support for our annual meeting proposals and to solicit additional feedback regarding governance, compensation and other matters of importance to our stockholders. We view this outreach effort as a valuable opportunity to discuss measures that are important to our stockholders. We also intend to continue our stockholder engagement efforts following the Annual Meeting regardless of the vote results on the proposals included herein.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate directors.
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. The qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:
•Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
•Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.
•Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our Board and its committees.

•Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.
•Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.
•Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. Nominees should have broad experience and skills in areas important to the operation of our company.
•Nominees should normally be able to serve for at least five years before reaching the age of 75.
The Nominating and Corporate Governance Committee may use a third-party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the Nominating and Corporate Governance Committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals.” Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.
Director Independence
Under Nasdaq Listing Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee and compensation committee members must also satisfy independence criteria under applicable SEC rules. Under Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of applicable SEC rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of applicable SEC rules, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board has reviewed the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of Drs. Hopfield, Levy, and Scadden, Mr. Hirsch and Ms. Connaughton is an “independent director” as defined under Nasdaq Listing Rules. Our Board has also determined that Mr. Hirsch and Drs. Hopfield and Levy, who comprise the Audit Committee of our Board, and Ms. Connaughton, Dr. Scadden and Mr. Hirsch, who comprise the Organization, Leadership and Compensation Committee of our Board (the “Compensation Committee”), satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Skills & Experience Mix
The following table and charts provide information regarding our nominees for director and our existing directors as of April 1, 2025. We have narrowly tailored and defined these categories, although inclusion in certain categories will in many cases provide experience and expertise covered by other categories.
The broad experience and backgrounds of the Board provides a balance of perspectives that contribute to the Board’s effectiveness in overseeing our business and strategy. We believe that our current directors, individually and as a group, have the necessary experience, knowledge and abilities to set our strategic objectives and oversee the company as we implement our strategy.

Experience, Competencies & Skills	Director Qualifications for Possessing the Skill	Directors with this Skill
Executive Leadership
Experience serving as a public company chief executive officer or in other senior leadership roles hones skills in core management areas - such as strategic planning, financial reporting, compliance, risk management and leadership development.

Industry Knowledge	Experience as a senior leader or director in relevant industries such as biotechnology, pharmaceuticals, or medical devices provides a deep understanding of our business strategy and operations.
Research & Development Experience
Directors with backgrounds in academia, science and technology, and, in particular, the research and development of genomic medicines, will better enable us to develop a robust pipeline of medicines for people living with serious diseases around the world.

Audit & Financial Expertise
Experience in senior finance, capital markets and financial reporting roles enables our directors to effectively monitor and assess our operating and strategic performance and capital allocation approach, and ensure accurate financial reporting and robust controls.

Public Company Governance
Public company board experience provides insight into new and alternative practices which informs our commitment to excellence in corporate governance and helps ensure that the Board is functioning as an effective and cohesive oversight body with independent perspectives.

Strategy/Business Development
Experience in senior strategic and business development roles helps inform our strategy with respect to in-licensing complementary technologies, developing partnerships, and monetizing our intellectual property portfolio.

Commitment to Company Values and Goals	Commitment to our company and its values and goals strengthens the contributions of directors to our company and its prospects for success.

Board Committees
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and may from time to time form such other committees that the Board deems necessary. Each of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is posted on the corporate governance section of the “Investors” section on our website, which is located at http://www.editasmedicine.com.
Audit Committee
The members of the Audit Committee are Andrew Hirsch, Jessica Hopfield, and Elliott Levy. Mr. Hirsch is the chair of the Audit Committee. Our Board has determined that Mr. Hirsch is an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, our Board has considered Mr. Hirsch’s formal education and the nature and scope of his experience as described above. The Audit Committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The Audit Committee met five times during the year ended December 31, 2024. The Audit Committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of the registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•discussing, evaluating, and reporting to the Board our major risk exposures, including financial risks, information technology, cybersecurity and data privacy risks, and health information and legal and compliance risks;
•establishing procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, our independent registered public accounting firm, and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by SEC rules.
All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by the Audit Committee.
Organization, Leadership and Compensation Committee
The members of the Compensation Committee are Bernadette Connaughton, Andrew Hirsch, and David Scadden. Ms. Connaughton is the chair of the Compensation Committee. The Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and other members of senior management. The Compensation Committee met nine times during the year ended December 31, 2024. The Compensation Committee’s responsibilities include:
•reviewing and making recommendations to our Board with respect to the compensation of our chief executive officer;
•reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers and senior management;
•overseeing the evaluation and leadership development of our senior executives, including reviewing development, retention and succession plans for such senior executives, excluding succession planning for our chief executive officer;
•assessing, monitoring and making recommendations to our Board with respect to our organizational health, leadership development programs and processes designed to attract, motivate, develop and retain employees;
•reviewing and making recommendations to our Board with respect to our incentive compensation and equity-based compensation plans;
•overseeing and administering our equity-based plans;
•reviewing and making recommendations to our Board with respect to director compensation;
•reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure, if applicable;
•preparing the compensation committee report required by SEC rules, if applicable; and
•overseeing the administration and interpretation of our compensation recovery policies.
The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants, and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Historically, the Compensation Committee reviews all compensation components including base salary, bonus, benefits and equity incentives, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation to the Board on the compensation of our chief executive officer. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to our Board regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.
Under its charter, the Compensation Committee may from time to time delegate authority to subcommittees as it deems appropriate.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Jessica Hopfield and Bernadette Connaughton. Dr. Hopfield is the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times during the year ended December 31, 2024. The Nominating and Corporate Governance Committee’s responsibilities include:
•identifying individuals qualified to become members of our Board;
•recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•developing and recommending to our Board corporate governance principles;
•overseeing succession planning for our chief executive officer;
•overseeing periodic evaluations of our Board; and
•generally overseeing significant environmental, social and governance matters applicable to our company.
The Nominating and Corporate Governance Committee oversees an annual self-evaluation process of our Board and its committees, including an assessment of the contributions of individual directors. At the conclusion of this process, the Nominating and Corporate Governance Committee determines what actions, if any, to present to the Board and the other committees to further enhance the performance and effectiveness of the Board, its committees and individual directors. As appropriate, this process results in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and its committees.
Board and Committee Meetings Attendance
The full Board met 13 times during 2024. During 2024, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage all of our directors to attend. All members of our Board attended our 2024 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading “Corporate Governance” on the Investors & Media section of our website, which is located at http://www.editasmedicine.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Insider Trading
We have adopted an Insider Trading Policy governing the purchase and sale and/or dispositions of our securities by our directors, officers, employees and other covered persons. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Anti-Hedging and Pledging Policy

Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, family members and controlled entities from engaging in speculative transactions in our securities, including short sales, puts/calls, purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities, and margin accounts or pledges.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:
•our Board’s principal responsibility is to oversee the management of our company;
•except as required by Nasdaq rules, a majority of the members of our Board must be independent directors;
•the independent directors meet in executive session at least twice a year;
•directors have full and free access to management and, as necessary, independent advisors; and
•the Nominating and Corporate Governance Committee will oversee periodic self-evaluations of the Board to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investors & Media section of our website, which is located at http://www.editasmedicine.com.
Board Refreshment and Succession Planning
The Nominating and Corporate Governance Committee is responsible for ensuring that our Board is comprised of highly qualified directors that have broad experience and skills in areas important to our operation, as well as diversity of age, gender, race, national origin, ethnicity, sexual orientation, and education, to ensure the creation of long-term stockholder value. The committee seeks to ensure that our Board as a whole possesses the mix of skills and experiences to provide effective oversight and guidance to management to execute on our long-term strategy. The Nominating and Corporate Governance Committee’s refreshment philosophy prioritizes skills that it considers important and desirable based on our current needs and business priorities. For this reason, our current Board consists of members with a variety of skills, including scientific, financial, business development, and management, gained from their professional backgrounds and their service on other boards.
The Nominating and Corporate Governance Committee believes it is desirable to maintain a mix of longer-tenured, experienced directors who have developed enhanced knowledge and understanding of, and valuable insight into, our company and operations and newer directors with fresh perspectives. Of our five independent directors, two (Dr. Levy and Ms. Connaughton) have joined the Board since the beginning of 2021, with our most recent addition being Dr. Levy in April 2023. To ensure a robust approach to director suitability, evaluation, and refreshment, our corporate governance guidelines provide refreshment mechanisms that include the following:
•a formal annual Board and committee self-evaluation, as discussed further below;
•a requirement to offer to tender resignation upon a material change in principal employment;
•a policy that limits non-executive director service to no more than four public boards (including Editas) and requires notification prior to appointment to another public company board; and
•a requirement that any director who reaches the age of 75 while serving as a director must retire from the Board effective at the end of his or her term.
Board and Committee Evaluation Process
The self-evaluation process is an effective tool in ensuring sound corporate governance practices, which are important to the success of our business and in advancing stockholder interests. The Nominating and Corporate Governance Committee oversees an annual self-evaluation by the Board and each of its committees of their performance to ensure effective functioning and to identify opportunities for improvement. This annual evaluation includes an assessment of the individual contributions of each director.
As part of the self-evaluation process, directors complete a comprehensive questionnaire, which asks them to consider various topics related to Board and committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, materials, and discussion topics. From time to time, the Nominating and Corporate

Governance Committee may include as part of the process interviews with directors, conducted either by the committee chair or by third parties. Each committee, including the Board as a whole, then reviews and assesses the responses in executive session, with each committee presenting its findings and recommendations to the Board. The results of the evaluations are then discussed by the Board, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent Board and committee meetings, where appropriate. While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round, both with other directors and with management. The self-evaluation process provides valuable insight regarding areas of effectiveness and opportunities for improvement.
Director Commitments Policy
Our Nominating and Corporate Governance Committee reviews each director’s external time commitments not less than quarterly and, as required by our corporate governance guidelines, takes into account the nature of, including any public company board leadership positions, and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making recommendations to the Board. In addition, our corporate governance guidelines provide that existing directors should advise the Board chair and the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. The Nominating and Corporate Governance Committee reviews such requests and has the discretion as to whether to approve or disapprove such directorship.
Our corporate governance guidelines include a formal policy limiting the number of director external commitments, requiring that:
•no director who serves as an executive officer of any public company (including Editas) should serve on the boards of more than two public companies (including Editas);
•no non-employee director should serve on the boards of more than four public companies (including Editas); and
•no director who serves as non-executive Chair of the Board or as lead independent director should serve on the boards of more than four public companies (including Editas), in each case unless the Nominating and Corporate Governance Committee determines that such service would not impair the ability of such director to effectively serve on the Board. As of the date of this Proxy Statement, all directors are in compliance with this policy.
Board Leadership Structure and Board’s Role in Risk Oversight
Board Leadership Structure
Our corporate governance guidelines provide the Board with flexibility to select the leadership structure that the Board believes is most appropriate given the specific characteristics or circumstances of our company at the time. The Board periodically considers its structure and leadership, in particular whether the roles of chief executive officer and chair of the Board should be combined or separated. At this time, the roles of chief executive officer and chair of the Board are separate. We believe that, generally, separating the chief executive and chair roles is a strong governance practice and contributes to the Board’s independence from management, while allowing the chief executive officer to focus primarily on our business, strategy and operations. The Board evaluates our Board leadership structure from time to time and may recommend or implement further alterations of this structure in the future.

In December 2024, our Board appointed Jessica Hopfield, an independent director under applicable Nasdaq rules, as chair of the Board effective upon the resignation of our former Board Chair, Emma Reeve, on December 31, 2024. Dr. Hopfield previously served as our lead independent director from February 2021 to June 2023. Dr. Hopfield has significant executive and consulting experience in the healthcare, pharmaceutical, and medical device industries, as well as strong leadership experience as a director on other public company boards of directors, including as lead independent director on the board of directors of Insulet from August 2016 until January 2019. As a longstanding member of the Board, she also has an in-depth understanding of our business strategies and day-to-day operations, which makes her well suited to set the agenda and lead the discussions at Board meetings as the chair. Dr. Hopfield’s duties as chair include determining the frequency and length of Board meetings, recommending when special meetings of the Board should be held, preparing or approving the agenda for each Board meeting, chairing meetings of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee of the Board, facilitating communications between management and the Board, and assisting with other corporate governance matters. In addition, our chief executive officer, Dr. O’Neill, also serves on our Board. The Board believes that Dr. O’Neill’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experience and knowledge of the day-to-day management of all aspects of our operations. This also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board’s ability to make informed decisions on critical issues facing our company.
Of the six directors on our Board, five directors are independent under applicable Nasdaq corporate governance rules. The Board believes that this establishes a strong independent board that provides effective oversight of the company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without the presence of Dr. O’Neill or any other members of management.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the other reports we file with the SEC from time to time. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks. Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our Board and its committees oversee the risk management activities of management. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company, including those related to any potential security breaches. The Audit Committee oversees risk management activities related to financial controls, legal and compliance risks and cybersecurity risks. As part of this oversight, the Audit Committee receives regular reports from management on such risks at its regularly scheduled meetings and the actions management has taken to limit, monitor or control such exposures. The Audit Committee also meets with members of our information technology department, including our Head of Information Security, not less than twice per year to assess information security risks (including cybersecurity risks) and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business. The Audit Committee also meets privately with representatives from our independent registered public accounting firm as part of its oversight of our risk management. The Compensation Committee oversees risk management activities relating to our compensation policies and practices, our organizational health and succession planning for the members of our senior management. The Nominating and Corporate Governance Committee oversees risk management activities relating to our Board’s composition and succession planning for our chief executive officer. In addition, members of our senior management team attend our quarterly Board meetings and are available to address any questions or concerns raised by the Board on risk management and any other matters. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.
Commitment to Corporate Responsibility
At Editas, our mission is to translate the power and potential of the clustered regularly interspaced short palindromic repeats (“CRISPR”)/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. We believe that delivering on this mission over the long term requires an understanding of the importance of corporate citizenship, including environmental, social and governance considerations, and the meaningful difference it can have on our patients, our employees and the communities in which we live and work.

Our Patients
For us, the patient is—and must be—at the center of everything we do. We are acutely aware that gene editing represents a fast-moving, potentially disruptive technology that evokes both excitement and curiosity. We believe it is critical to be transparent about our science and engage responsibly with the patient communities we seek to help. In doing so, we commit to:
Engage regularly—seek out opportunities to learn from the communities we aim to create a treatment option for, and continue to bring their voices into decision making and drug development planning.
Listen actively—health and treatment is deeply personal, and there are similarities and differences across diseases, and among individuals affected by the same disease. It is critical that we listen and understand diverse perspectives.
Engage authentically—we are optimistic about the promise of gene editing, yet there is still much to be learned. Through transparent communication about our company and our approach to developing medicines, we hope to ensure the expectations we set are realistic.
As part of our commitment to our patient community, we regularly partner with leading patient groups and other organizations that promote scientific and medical advancements, patient care, and new payment models allowing patients to access life-saving therapies. Our medical affairs and patient advocacy team help support clinical communications and proactively engage with the patient community.
Further, we recognize that inequalities in our current healthcare system contribute to gaps in health insurance coverage, uneven access to services, and poorer health outcomes among certain populations. As we continue to evolve and expand, our ability to address these health disparities grows as well. Patients are the reason our company exists, and as we execute on our mission to translate the promise of gene editing into a broad class of differentiated, transformational medicines for previously untreatable diseases, we also endeavor to expand patient access and thereby help ameliorate the inequalities facing patients that have less access to healthcare.
Our Employees
Diversity and Inclusion
We strongly believe that our greatest strength comes from the people who make up our team. Each employee brings diverse perspectives, backgrounds, and thinking styles, and when we champion inclusion, we cultivate a culture where every individual feels valued and can thrive. Our commitment to embracing and celebrating our differences fuels our drive to excel in scientific innovation, allowing us to harness the power of gene editing to develop groundbreaking and life-changing therapies for people living with serious diseases with the greatest unmet needs.
We have cultivated a diverse and inclusive workforce, including in our senior management team, to ensure an environment where employees feel empowered to achieve their fullest potential. As of December 31, 2024, 55% of our full-time employees were women and 49% of our senior management (director level and above) were women. Following the completion of the reduction in our employee workforce announced in December 2024 (the “Reduction”), we expect our full-time employee workforce to be comprised of approximately 53% women and our senior management to be approximately 44% women. As of December 31, 2024, 41% of our full-time employees identify as racially/ethnically diverse and 29% of our senior management identify as racially/ethnically diverse. Following the Reduction, we expect our full-time employee workforce to be comprised approximately 35% of individuals who identify as racially/ethnically diverse and approximately 26% of our senior management to be individuals who identify as racially/ethnically diverse.
At Editas, we seek to unlock the full potential of gene editing technology, and we recognize that our success is driven by our dynamic, passionate and diverse team. In recognition of the importance of our employees to the success of our mission, we aim to create a best-in-class people experience driven by performance excellence. In 2024, we continued to build on the culture roadmap we set in 2023, focusing on three key areas. First, we sought to strengthen our next generation of leaders through a formal development series focused on deepening enterprise leadership capability and building our executive succession pipeline. Second, we conducted extensive workforce planning to ensure that our workforce capabilities and mastery aligned with our corporate strategy, and we engaged with functional leadership on approaches to develop and execute on an enterprise talent strategy. Third, we sought to expand on the ways in which we engage with our employee community. To that end, we created the Editas Medicine Culture Committee, comprised of a diverse group of employees from varying levels across all functions of our organization. This committee was tasked with the goal of creating an exceptional workplace experience to enable employees to work effectively, efficiently and enjoyably with speed to achieving our corporate mission. The committee was structured into six teams: Learning and Development, Belonging, Inclusion, Diversity, and Equity, Events, Performance and Recognition, Advocacy and Community, and

Decision Making, which met periodically to review and develop executable plans for the continued progress of our cultural mission.
Recruitment, Retention and Development
Successful execution of our strategy is dependent on attracting, retaining and motivating a diverse team of highly skilled employees at all levels. We believe a key component of recruiting, retaining and motivating our employees is our total compensation package. For this reason, we provide employees with competitive compensation, including market-competitive salary and equity awards, along with competitive benefits packages, including medical, dental, vision and life insurance, an employee stock purchase plan, flexible spending accounts, short- and long-term disability and matching contributions to a 401(k) tax-deferred savings plan. We also provide annual cash incentive bonus opportunities that are tied to both company performance and individual performance to foster a pay-for-performance culture. We regularly benchmark these total rewards against our industry peers to ensure we remain competitive and attractive to potential new hires.
We believe that continued learning and development, training and other resources are also an essential part of retaining our employees and creating a culture of learning and leadership. We encourage our employees to participate and take advantage of a variety of learning and development resources, including online skills courses, professional development events, and external training programs based on individual needs. We have also implemented formal coaching and mentoring programs, which enable employees to connect with, and learn and develop from, individuals across our company.
Communication and Engagement
We recognize that our employees perform best when they know how their work contributes to our overall strategy. To achieve this, we emphasize open and direct communication through the use of a variety of channels, including quarterly all-company business updates from the senior management team, fireside chats with new members of the board of directors and our executive management team, open forums and company-wide written communications, and postings on our company intranet.
In addition, we periodically conduct employee surveys to gauge employee engagement and solicit feedback, and enhance our understanding of the views of our employees, work environment and culture. The results from engagement surveys are used to implement programs and processes designed to enhance employee engagement and improve the employee experience.
Health, Wellness and Safety
Employee safety and well-being is of paramount importance to us. In addition to traditional benefits such as healthcare, flexible time off, paid parental leave, and retirement benefits, we offer a variety of benefits and resources to support employees’ physical and mental health, including a lifestyle spending allowance that employees may allocate to certain wellness programs and a third-party employee assistance program, which help us both attract talent and help to realize a healthier workforce.
Our Community
Community Involvement
Through both corporate initiatives and individual contributions of our employees, we seek to make a difference in our communities. These initiatives promote employee volunteerism to serve and fundraise for a wide variety of community causes, including toy drives for children in need, collections for individuals facing clothing or hygiene insecurity, and educational initiatives.
In 2024, our Editas Medicine Culture Committee, an engagement-focused, employee-led committee that works to organize and promote social and community initiatives, anchored numerous internal philanthropic, wellness, patient advocacy, and diversity efforts, while also supporting local and broader community causes.
Environment
We are a preclinical biotechnology company, and as such currently have a small ecological footprint. However, we recognize the importance of limiting our environmental impact and operating our business in a sustainable manner. We are committed to reducing, reusing and recycling where possible, and utilizing energy efficient facilities and equipment to lower our energy use within our office areas and laboratories. To reduce pollution and avoid traffic congestion, we provide transportation benefits to our employees to encourage the use of non-automobile-based transportation, such as public transportation, cycling, and walking. In addition, we have on-site recycling programs in all our locations.
Further, we seek to use facilities and electrical equipment that are specifically designed for optimal performance and sustainability. We believe lower energy usage is not only beneficial to our stockholders, but the environment as well. Our state-of-the-art wastewater control system also helps improve energy efficiency through modern fixtures, mechanical and laboratory equipment, and water recycling and monitoring systems.
Communication with Our Directors
Any interested party with concerns about our company may report such concerns to our Board by submitting a written communication to the attention of our corporate secretary or the chair of the Board at the following address:
c/o Editas Medicine, Inc.
11 Hurley Street
Cambridge, Massachusetts 02141
United States
You may submit your concern anonymously or confidentially by mail. You may also indicate whether you are a stockholder, supplier, or other interested party.
Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the Board (if one is appointed and is an independent director), the lead independent director (if one is appointed) or otherwise the chair of the Nominating and Corporate Governance Committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION
Overview of Executive Compensation
This section discusses the principles underlying our policies and decisions with respect to all material elements of the compensation of our named executive officers.
Our named executive officers for the fiscal year ended December 31, 2024, were:
•Gilmore O’Neill, M.B., M.M.Sc., our president and chief executive officer;
•Erick Lucera, our former executive vice president and chief financial officer, who separated from our company on March 28, 2025; and
•Baisong Mei, M.D., Ph.D., our former executive vice president and chief medical officer, who separated from our company on January 31, 2025.

Editas Background and Select Business Highlights
We are a pioneering gene editing company dedicated to developing potentially transformative genomic medicines to treat a broad range of serious diseases. The promise of genomic medicines is supported by the advancing knowledge of the human genome and by harnessing the progress in technologies for cell therapy, gene therapy, and, most recently, gene editing. We believe this progress sets the stage for us to create medicines with the potential to have a durable benefit for patients. Our core capability in gene editing uses the technology known as CRISPR to allow us to create molecules that efficiently and specifically edit DNA. Our mission is to translate the promise of gene editing into a broad class of differentiated, transformational medicines for previously untreatable diseases.
In 2024, we made significant scientific progress towards the realization of our objective to become a leader in in vivo programmable gene editing, achieving two key preclinical proofs of concept of our in vivo strategy, while simultaneously continuing to progress our former reni-cel program. This progress supported our decision, announced in December 2024, to transition to a fully in vivo company. Though reni-cel had demonstrated a favorable safety profile and promising preliminary efficacy, we determined not to pursue commercialization for reni-cel in order to optimize our cost structure and accelerate our in vivo pipeline development. Highlights from 2024 and early 2025 for our business include:

Ex Vivo Hemoglobinopathies
•We progressed our former lead program, reni-cel, toward commercialization, including:
◦continued enrollment and dosing in the RUBY and EdiTHAL trials of reni-cel;
◦initiated dosing in the adolescent cohort in the RUBY trial;
◦provided substantive clinical data updates in June 2024 and December 2024 from the RUBY trial.

In Vivo Medicines
•We strengthened and focused our discovery team to build and in vivo editing pipeline, including:
◦achieved preclinical in vivo proof of concept of high level HBG1/2 promoter editing and fetal hemoglobin induction in a humanized mouse model with a single dose of a hematopoietic stem cell (“HSC”)-targeted lipid nanoparticle; and
◦achieved preclinical in vivo preclinical proof of concept of high efficiency editing in the liver in non-human primates.

Business Development
•We increased our business development activities and monetized our intellectual property, including:
◦strengthened our balance sheet with a $57.0 million monetization financing, enabling further pipeline development and related strategic priorities; and
◦continued to advance alpha-beta T cell experimental medicines for the treatment of solid and liquid tumors in collaboration with Bristol Myers Squibb, leveraging our unique platform technologies including Cas9 and AsCas12a.

Compensation Highlights
Highlighted below are the key compensation actions the Board and the Compensation Committee took in 2024 and early 2025, which reflected on our performance, organizational needs, and long-term business strategy.

•Annual Performance-based Cash Bonus Program: Our annual performance-based cash bonus program provides for independent weighting of corporate and individual achievement to calculate the bonus payout for our employees, including our named executive officers other than our chief executive officer, whose bonus is based solely on corporate achievement. For our named executive officers, corporate and individual performance is weighted as follows:
(i)chief executive officer: 100% based on corporate performance
(ii)other named executive officers: 80% based on corporate performance, 20% based on individual performance.
In February 2025, the Compensation Committee reviewed our performance against our corporate objectives, as well as each named executive officer’s performance against their individual objectives, where applicable. Following this review, the Compensation Committee recommended, and our Board approved, that our corporate objectives were achieved at 110% of target. Taking into account the achievement of our corporate objectives and review of individual performance, our named executive officers received an average payout under the annual performance-based cash bonus program of 110% of target.

•Transition to All Options in Executive Equity Award Program: In February 2025, our Compensation Committee approved the transition for all employees from a mix of time-based vesting restricted stock units (“RSUs”) and time-based vesting stock options to all time-based stock options. For our officers, including the named executive officers, the committee also eliminated the use of performance-based restricted stock units (“PSUs”). The Compensation Committee determined that this transition was appropriate in order to create momentum to drive long-term stockholder value and simplify the program for our employees. It also reflects the fact that RSUs and PSUs are less common among earlier stage companies.

Say-on-Pay Vote Results
At our 2024 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our named executive officers as disclosed in our 2024 proxy statement, commonly referred to as a “say-on-pay” vote. We received substantial support for the executive compensation program, with approximately 93% of the votes cast on this proposal approving of the compensation paid to the named executive officers. We believe this support is consistent with our long-term stockholders’ understanding of our executive compensation program and its alignment with the long-term stockholder value we are creating.
Our Compensation Committee and Board take the “say-on-pay” voting results into account in determining the compensation of our named executive officers. As a result of the strong level of support evidenced by last year’s say-on-pay vote, among other factors, our Compensation Committee and Board were satisfied that the broad program and decisions made last year were appropriate. As discussed above, the Compensation Committee did decide to make a change in 2025 to our equity program in light of the changes to our business and reflecting on our compensation program objectives.
Our Compensation Committee and Board will continue to consider stockholder input and proactively monitor our executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed.
Compensation Objectives and Philosophy
Our compensation programs are designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short- and long-term performance. We strive for clarity and transparency in communicating our compensation programs and believe this is an essential component of employee engagement, equity and inclusion. To achieve its objectives, the Compensation Committee structures our executives’ compensation with a number of key elements, each with its own focus and purpose. We intend for total compensation, which we define as base salary, performance-based cash compensation, equity compensation and benefits, to be competitive in the biopharmaceutical marketplace in which we compete for talent in order to help us achieve our short- and long-term financial and operational goals.

Element of Compensation	Purpose	Features
Base Salary	Attract, retain and reward talented executives needed to drive our business.	Fixed component of compensation to provide financial stability, based on responsibilities, experience, internal equity, performance and peer company data.
Annual Performance-based Cash Bonuses	Motivate the achievement of business goals that the Compensation Committee and the Board believe are important to the overall success of the business and will enhance stockholder value over time.	Variable component of compensation tied to the achievement of pre-determined corporate performance goals, and for executive officers other than our chief executive officer, on the achievement of pre-determined individual goals that align with our overall strategic and operational priorities.
Annual Equity Incentives	Assist in retaining our named executive officers and aligning their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price.
Variable component of compensation in the form of stock options typically subject to multi-year vesting based on continued service, the value of which is tied to the performance of our common stock price.

The Compensation Committee works closely with Pearl Meyer & Partners, LLC (“Pearl Meyer”) throughout the year to ensure that our compensation program remains competitive and within market. One of the services provided by Pearl Meyer to the Compensation Committee is the identification of a market framework (including a peer group of companies) for formal compensation benchmarking purposes. Peer group benchmarking is one of the key factors considered by the Compensation Committee in setting named executive officer compensation levels and making other compensation decisions. While starting base salaries, new hire equity grants and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals.
Commitment to Pay-for-Performance
The Compensation Committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives including equity components that are at-risk,
•is competitive without being excessive,
•is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership,
•is attractive to any additional talent that might be needed in a rapidly changing competitive landscape,
•avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and
•provides the appropriate incentives to our executives to create long-term organizational and stockholder value.
In establishing the levels and components of compensation for the named executive officers, including our chief executive officer, the Compensation Committee considers a number of factors, including analyses of compensation of peers and other companies in the biopharmaceutical industry, analyses of reports from Pearl Meyer, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and our company, and the value and size of the total vested and unvested equity grants maintained by the named executive officers.
The Compensation Committee retains the authority and flexibility to vary the compensation of any individual named executive officer from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and our selected peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, historically, a majority of the compensation for our named executive officers is long-term compensation, balanced with sufficient short-term incentives to encourage consistently strong performance.

As shown in the following charts, our compensation program is highly performance-based, with approximately 87% of our chief executive officer’s and, on average, 76% of our other named executive officers’ target compensation being variable, either because it was subject to performance goals, the fluctuations of our stock price, or both.
The charts below illustrate the target 2024 pay mix (excluding benefits) for Gilmore O’Neill, our chief executive officer, and for our other named executive officers. Please see “Executive Compensation—2024 Summary Compensation Table” for amounts actually earned by each of them.

FY24 CEO Target Pay Mix (1)
13%
8%
79%
87%
FY24 Average NEO Target Pay Mix (1)(2)
24%
10%
66%
76%
Base Salary
Target Bonus
Equity Grant Date Fair Value
Variable Pay

________________________
(1)The grant date fair value for PSUs awarded to our named executive officers in 2024 is based on the probable outcome of the performance conditions as of the grant date. See “Executive Compensation—2024 Summary Compensation Table” for the aggregate grant date fair value for such awards assuming all performance conditions are achieved.
(2)Dr. Mei’s initial annual salary for 2024 was $490,000 but was increased to $500,000 and his target bonus under our annual performance-based cash bonus program was increased from 40% to 45%, in connection with his promotion in April 2024 to executive vice president. Amounts reflected in the chart are his initial base salary and target bonus prior to his promotion.
Executive Compensation Program Best Practices
Our Compensation Committee believes that a strong foundation for our compensation program is necessary to execute our executive compensation philosophy effectively. The following best practices serve as the foundation for our executive compensation program:

	What We Do	What We Don’t Do
✓	Maintain and evaluate annually an industry-specific peer group for benchmarking pay	No employment agreements that guarantee a certain compensation level or employment term
✓	Review annually our compensation strategy to ensure target pay is based on market norms	No guaranteed annual salary increases or guaranteed bonuses
✓	Balance short-and long-term incentives (through annual cash bonuses and equity awards)	No single-trigger vesting in connection with a change-in-control for equity awards
✓	Maintain a compensation recovery or “clawback” policy	No excessive executive perquisites or personal benefits
✓	Set robust executive and non-employee director Stock Ownership Guidelines	No hedging or pledging or speculative transaction in our securities
✓	Use multiple performance measures to determine incentive payouts, include caps on annual incentive payments	No re-pricing of equity awards without stockholder approval
✓	Engage independent compensation consultant	No excise tax gross-ups
Executive Compensation Process
Role of our Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and approving, or recommending for approval by our Board, the compensation of our executive officers and our senior management, including salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. A full description of the Compensation Committee’s role and responsibilities is in the Compensation Committee’s charter, which is available on our website.

Role of Management. As a part of determining named executive officer performance and compensation, the Compensation Committee receives recommendations from our chief executive officer (except with respect to his or her own compensation and performance). Our chief executive officer’s performance and compensation is approved by our Board based upon the recommendation of the Compensation Committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by our Board at the beginning of each year and, except with respect to our chief executive officer whose evaluation is based solely on corporate performance, individual performance against pre-established annual goals, as discussed in more detail below. At the invitation of the Compensation Committee, certain members of our senior management also participate in Compensation Committee meetings to share their perspective and relevant information on topics that the Compensation Committee is discussing.
Role of the Compensation Committee’s Independent Compensation Consultant. The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the committee in performing its responsibilities. The Compensation Committee may terminate the services of the consultant if the Compensation Committee deems it appropriate. The Compensation Committee utilized the services of Pearl Meyer to assist it in fulfilling its responsibilities in 2024 and 2025. Pearl Meyer was retained exclusively by the Compensation Committee and has not been retained by management to perform any work for our company other than projects performed at the direction of the Compensation Committee. Pearl Meyer provided analysis and recommendations, where applicable, regarding:
•trends and emerging topics with respect to executive compensation;
•peer group selection for executive compensation benchmarking;
•compensation practices of the selected peer group;
•compensation philosophy and programs, including risk assessment, for executives; and
•stock utilization and other relevant metrics.
Pearl Meyer advised the Compensation Committee on all the principal aspects of executive compensation, including executive new hire compensation arrangements. Pearl Meyer consultants attended meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Pearl Meyer reported to the Compensation Committee and not to management, although it met with management for purposes of gathering information for its analyses and recommendations. The Compensation Committee annually evaluates its engagement of compensation consultants, and selected Pearl Meyer to advise with respect to compensation matters based on Pearl Meyer’s industry experience and reputation, which the Compensation Committee concluded gave Pearl Meyer useful context and knowledge to advise it. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.
Defining and Comparing Compensation Benchmarks. The Compensation Committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Pearl Meyer’s recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Compensation Committee also annually reviews the executive pay practices of other similarly situated companies as reported by Pearl Meyer through industry surveys and proxy analysis. These surveys are specific to the biopharmaceutical and biotechnology sector. The Compensation Committee requests customized reports of these surveys so that the compensation data reflect the practices of companies that are like us. The Compensation Committee considers this information when making determinations or recommendations for each element of compensation for our named executive officers.
In developing the peer group of companies to inform 2024 compensation decisions, our Compensation Committee, with the assistance of Pearl Meyer, established a peer group of 20 publicly traded, national and regional companies in the biopharmaceutical industry that was selected based on two categories of companies:
•clinical stage gene editing, gene therapy, cell therapy or rare/genetic disease companies; and
•Massachusetts-based biotechnology or biopharmaceutical clinical stage companies that we believe we compete with for executive talent.

Based on these criteria, our peer group for 2024 was comprised of the following companies:

Adicet Bio, Inc.	Caribou Biosciences, Inc.	Replimune Group, Inc.
Allogene Therapeutics, Inc.	CRISPR Therapeutics AG	Rocket Pharmaceuticals, Inc.
AlloVir, Inc.	Fate Therapeutics, Inc.	Sana Biotechnology, Inc.
Arcturus Therapeutics Holdings Inc.	Intellia Therapeutics, Inc.	Sangamo Therapeutics, Inc.
Arvinas, Inc.	Iovance Biotherapeutics, Inc.	Tenaya Therapeutics, Inc.
Beam Therapeutics Inc.	Lyell Immunopharma, Inc.	Verve Therapeutics, Inc.
bluebird bio, Inc.	REGENXBIO Inc.
Nineteen of the 20 peer companies were determined to be clinical stage companies focused in the gene editing, gene therapy, cell therapy or rare/genetic disease space. The Compensation Committee retained CRISPR Therapeutics AG, which had filed a new drug application at the time of the peer group determination, due to the significant overlap in focus. The peer group was reviewed for reasonableness based on the following aggregate size statistics:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2024 Peer Group	$880	$292	341
Editas	$688	$235	210
Editas Percentile	35th	40th	25th
(1)Such amounts were based on publicly available data as of August 1, 2023.
(2)Research and development expenses represent such expenses for the most recent four quarters of available public data as of March 31, 2023.
(3)Most recently available public data as of June 2023.
In evaluating the compensation of our named executive officers for 2024, Pearl Meyer also compared the compensation of select named executive officers to a broader biotechnology industry group, with a focus on public biopharmaceutical companies that were of an equivalent size as our company.
The Compensation Committee believed the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require the Compensation Committee to vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.
For the purposes of informing 2025 compensation decisions, in September 2024 the Compensation Committee, with the advice of Pearl Meyer, examined our peer group list using the criteria listed above for 2024. Using these criteria, the Compensation Committee, with the advice of Pearl Meyer, approved a list of 21 companies as our 2025 peer group. However, following our announcement of the discontinuation of the reni-cel program and the related reduction in headcount, in January 2025, the Compensation Committee, with the advice of Pearl Meyer reexamined our 2025 peer group to establish a new peer group of 20 publicly traded, national and regional companies in the biopharmaceutical industry selected based on two categories of companies:
•pre-clinical or early clinical stage gene editing, gene therapy, cell therapy or rare/genetic disease companies; and
•Massachusetts-based biotechnology or biopharmaceutical pre-clinical or early clinical stage companies that we believe we compete with for executive talent.:

Adicet Bio, Inc.	Lexeo Therapeutics, Inc.*	Solid Biosciences Inc.*
Black Diamond Therapeutics, Inc.†	Lyell Immunopharma, Inc.	Tenaya Therapeutics, Inc.
Cabaletta Bio, Inc.*	Neurogene Inc.*	TScan Therapeutics, Inc.*
Caribou Biosciences, Inc.	Nkarta, Inc.*	Verve Therapeutics, Inc.
Century Therapeutics, Inc.*	Passage Bio, Inc.*	Vo Biopharma Inc.*
Fate Therapeutics, Inc.	Precision BioSciences, Inc.*	Voyager, Inc.*
Generation Bio Co.*	Prime Medicine, Inc.*
________________________
*Added to 2025 peer group for being pre-clinical or early stage companies having a similar focus to us.
†Added to the 2025 peer group for being a local company that we believe we compete with for executive talent.
In determining the 2025 peer group as compared to the 2024 peer group, the Compensation Committee removed the following companies due to each being a late-stage clinical company or having a market capitalization outside of our updated desired range:

Allogene Therapeutics, Inc.	CRISPR Therapeutics AG	Rocket Pharmaceuticals, Inc.
Arcturus Therapeutics Holdings Inc.	Intellia Therapeutics, Inc.	Sana Biotehnology, Inc.
Arvinas, Inc.	REGENXBIO Inc.	Sangamo Therapeutics, Inc.
Beam Therapeutics Inc.	Replimune Group, Inc.
The 2025 peer group size statistics presented to the Compensation Committee as part of its evaluation were as follows:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2025 Peer Group	$215	$126	151
Editas	$185	$290	109
Editas Percentile	35th	>75th	30th
(1)Such amounts were based on publicly available data as of December 1, 2024.
(2)Research and development expenses represent such expenses for the most recent four quarters of available public data as of September 30, 2024.
(3)Most recently available public data as of December 2024. For Editas, reflects the estimated number of employees following completion of the previously disclosed reduction in workforce.
Timing of Compensation Actions. Annual base salaries and equity incentive awards for the current year and annual performance-based cash bonuses for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers, except that our chief executive officer’s annual performance-based cash bonus has historically been entirely based on the achievement of corporate goals and target bonus percentage, as more fully described below.
On an annual basis, our achievement of our corporate goals is assessed by the Compensation Committee in the first quarter of the subsequent year to which such goals relate and the Compensation Committee then either approves or makes a recommendation to the Board regarding the percentage of achievement of such goals and following such recommendation our Board either approves or adjusts the percentage of completion for such goals. With respect to 2024, the achievement of our corporate goals was assessed by the Compensation Committee in the first quarter of 2025 and the Compensation Committee then made a recommendation to our Board regarding the percentage of achievement of such goals and this recommendation was then considered and approved by our Board.
Executive Compensation Elements & Decisions
The primary elements of our executive compensation program are:
•base salary;

•annual performance-based cash bonus;
•equity incentive awards;
•severance and change in control benefits;
•broad-based health and welfare benefits; and
•our 401(k) plan.
Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salaries for our named executive officers typically are established through arm’s length negotiation at the time the named executive officer is hired, taking into account the position for which the named executive officer is being considered and the named executive officer’s qualifications and prior experience, as well as benchmarking market data from our compensation consultant. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, the Compensation Committee reviews and evaluates, with input from our chief executive officer (other than with respect to himself), the need for adjustment of the base salaries of our named executive officers based on changes and expected changes in the scope of a named executive officer’s responsibilities, including promotions, the individual contributions made by, and performance of, the named executive officer during the prior year, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the named executive officer’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board. No formulaic base salary increases are provided to our named executive officers.
Based on a review of market data provided by Pearl Meyer, then-current compensation levels, and company performance and individual contributions, in February 2024, the Compensation Committee approved annual merit-based salary adjustments for each of our other named executive officers other than Dr. O'Neill, our chief executive officer, and recommended to the Board an annual merit-based salary adjustment for Dr. O'Neill, which the Board approved.
The 2023 and 2024 base salaries of each of our named executive officers and the percentage increase compared to 2023 salaries were:

Name	2023 Base Salary ($)	2024 Base Salary ($)		Increase in 2024 over 2023
Gilmore O’Neill	641,400	667,100		4.0%
Erick Lucera	470,000	482,600	(1)	2.7%
Baisong Mei	460,125	490,000	(2)	6.5%
(1)Base salary increase was prorated to reflect the period of time that Mr. Lucera served as our chief financial officer during 2023.
(2)In April 2024, Dr. Mei was promoted to executive vice president and chief medical officer. In connection with this promotion, the Compensation Committee adjusted his base salary to $500,000.
Annual Performance-based Cash Bonus. We have designed our annual performance-based cash bonus program, which is generally guided by specified annual corporate and individual goals and contributions, to emphasize pay-for-performance and reward our named executive officers for overall corporate performance and their individual performance during the preceding year. Under the program, corporate and individual achievement are independently weighted to determine a fixed percent of the bonus payable. The annual performance-based cash bonus for our chief executive officer has historically been, and continues to be, entirely based on the achievement of corporate goals and his or her target bonus amount, but the cash bonus payable to our other executive officers is based 80% on corporate achievement and 20% on individual achievement. As a result, Dr. O’Neill was eligible to receive an annual performance-based cash bonus entirely based on the achievement of corporate goals and his target bonus amount. Our Compensation Committee has the discretion to adjust upward or downward any cash incentive award as it deems appropriate, provided that for the 2024 annual performance-based cash bonus both company performance and individual performance could not exceed 130% of the applicable pre-defined goals and objectives. This resulted in a maximum payout opportunity in 2024 of 130% of target for our chief executive officer and for our other named executive officers. In constructing the goals, the Compensation Committee determined that achieving 100% of target would be sufficiently challenging, and that achieving all of the corporate objectives set out for 2024, equating to 130% of target, would be very challenging and represent a significant achievement for our company.

The following formula illustrates the 2024 annual performance-based cash bonus determination for our executive officers, other than our chief executive officer.

Component Calculation
Company Performance Component	80% Weighting	X	Base Salary	X	Target Bonus Percentage	X	Corporate Goal Achievement Percentage (0-130%)	=	Company Performance Component
Individual Performance Component	20% Weighting	X	Base Salary	X	Target Bonus Percentage	X	Individual Goal Achievement Percentage (0-130%)	=	Individual Performance Component
Total Annual Bonus Payout
The 2024 target bonus percentages for our named executive officers, which are stated as a percentage of base salary, were as follows:

Name	2024 Target Bonus Percentage
Gilmore O’Neill	60%
Erick Lucera	45%
Baisong Mei(1)	40%
(1)In April 2024, Dr. Mei was promoted to executive vice president and chief medical officer. In connection with this promotion, the Compensation Committee increased his target bonus percentage to 45%.
In assessing the level of achievement for our 2024 corporate goals in February 2025 for recommendation to our Board, the Compensation Committee considered whether we had achieved the specific goals in each category of our corporate objectives and the weighting for each category determined by the Board, including the weighting for any overachievement. Based on this assessment, the Compensation Committee recommended a corporate achievement percentage of 110% to our Board and our Board approved such amount based upon the Compensation Committee’s recommendation and its own assessment of our achievement of such goals. The 2024 corporate goals approved by our Board, the relative weightings assigned to each goal, including base and stretch goals, our actual achievement during the performance period as a percentage of target, and certain specific achievements that the Compensation Committee and the Board reviewed in determining the actual achievement, were as follows:

Name	Relative Weighting (Base)	Relative Weighting (Stretch)	Actual Achievement for 2024
Ex Vivo Hemoglobinopathies	60.0%	10.0%	60.0%
Assessment
•We dosed our target number of patients in the RUBY and EdiTHAL clinical trials.
•We gained FDA agreement that the RUBY trial could be considered a registrational trial, as well as FDA approval of certain manufacturing processes for the trial.
•We further developed our strategy and publications plan for a potential commercial launch of reni-cel.

Build and Advance In Vivo Drug Discovery Pipeline	15.0%	10.0%	25.0%

Assessment
•We achieved in vivo preclinical proof of concept of editing at or above the specified stretch goal level in non-human primate hepatocytes with our lead lipid nanoparticle (“LNP”) formulation.
•We demonstrated delivery of the reporter gene in hematopoietic stem and progenitor cells (“HSPC”) in non-human primates with our lead LNP formulation.
•We achieved in vivo preclinical proof of concept of HBG1/2 editing in HSPC in humanized mice above a specified editing level.
•We demonstrated in vivo preclinical proof of concept of high efficiency editing in the liver in non-human primates.

Business Development	10.0%	12.5%	15.0%
Assessment
•We secured a feasibility study for and subsequent license to an enabling LNP technology for our preclinical pipeline development.
•We satisfied a specified net revenue target from new licensing and related transactions.

Financial	9.0%	—%	4.0%
Assessment
•We maintained financial discipline as demonstrated by remaining within a specified variance of our Board-approved budget for 2024.

Culture and Organization	6.0%	2.5%	7.3%
Assessment
•We achieved a specified target percentage improvement in engagement/satisfaction from an employee culture survey.
•We attained an internal quality score above a targeted threshold as part of our reni-cel commercialization efforts.

Total	100%	35%	110%
In assessing the individual performance of our named executive officers other than Dr. O’Neill, the Compensation Committee, with the input of our chief executive officer, considered such officer’s individual performance contributions to the completion of our goals, and the officer’s individual achievements in helping to further build the company and execute on our strategy. These achievements include the following:
•In 2024, Mr. Lucera led our finance, accounting, and investor relations functions, and played a critical role in the negotiation of our purchase and sale agreement with a wholly owned subsidiary of DRI Healthcare Trust, resulting in an upfront cash payment to us of $57.0 million in exchange for certain future license fees and other payments owed to us by Vertex Pharmaceuticals Incorporated.
•In 2024, Dr. Mei led our clinical team that was responsible for the continued progress of our reni-cel program, including multiple positive data releases, which demonstrated a favorable safety profile and promising preliminary efficacy and formed the foundation of our in vivo hemoglobinopathies product development pipeline.

Based on company and individual performance, as applicable, our Board approved, upon the recommendation of the Compensation Committee, the 2024 performance-based cash bonus for Dr. O’Neill, and the Compensation Committee approved the 2024 performance-based cash bonuses for our other named executive officers, as follows:

Name	Target Bonus Amount($)	Company Performance Component($)	Individual Performance Component($)		Total Annual Performance- based Cash Bonus Earned($)
Gilmore O’Neill	400,260	440,286	N/A	(1)	440,286
Erick Lucera	217,170	191,110	43,434		234,544
Baisong Mei	220,500	198,000	45,000		243,000
(1)As discussed above, the 2024 performance-based cash bonus for Dr. O’Neill was determined solely based on his 2024 target bonus amount multiplied by the percentage of achievement of our corporate goals, as determined by our Board, and pursuant to the terms of his offer letter.
Equity Incentive Awards. Our equity award program is the primary long-term incentive vehicle for our executives. We believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. None of our named executive officers are currently party to an employment agreement that provides for automatic grants of equity incentive awards.
Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. The Compensation Committee periodically reviews our equity compensation strategy to determine the appropriate mix of the type of equity awards, based in part on recommendations from Pearl Meyer, and approves, or, with respect to the chief executive officer, recommends to our Board the annual equity awards to be made to our named executive officers. In 2024, we used time-based stock options, time-based RSUs, and PSUs to compensate our named executive officers in the form of initial grants in connection with the commencement of employment and on an annual basis thereafter. The value that our named executive officers will realize with respect to the grants of time-based stock options and RSUs is tied to our performance, since the value is directly related to our stock price. Stock options will only have value if the value of our common stock appreciates after grant. The RSUs focus on stock appreciation over a sustained period while managing the natural market volatilities of a pre-commercial company. These awards provide retention value by vesting over a multiyear period.
For the 2024 annual equity grants, the Compensation Committee approved a target mix of equity awards for our named executive officers consisting of 50% in stock options with time-based vesting, 25% in RSUs with time-based vesting, and 25% in PSUs. The number of shares with respect to each equity award type was based on a target aggregate award amount determined in February 2024 at the time of grant.
The Compensation Committee used this equity mix to ensure executive and stockholder interests were aligned (through stock options) and promoted retention (through RSUs that vest over time), while furthering the development of our pipeline and other related business and market-based objectives (through PSUs that vest only upon the achievement of pre-established operational performance goals). Typically, the stock options that we grant to our named executive officers with time-based vesting become exercisable as to 1/48th of the shares underlying the option monthly beginning after the date of grant, which generally occurs in the first quarter of the calendar year. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Generally, vesting for stock options ceases after termination of employment, and, unless otherwise specified in an employment offer letter or the terms of a specific grant, vested stock options may be exercised up to three months following termination of employment except in the case of death or disability. The RSUs we granted to our named executive officers as part of the annual equity grant in 2024 vested as to 25% of the shares underlying the RSU on the first anniversary of the grant date, and will vest in equal quarterly installments thereafter, until the fourth anniversary of the grant date. The PSUs we granted in 2024 to our named executive officers vest as to one-third of the shares only upon achievement of three specified research and development milestones on or prior to the third anniversary of the February 2024 grant date, but in no event earlier than the one-year anniversary of the applicable officer’s grant date. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “—Other Benefits—Severance and Change in Control Benefits” below for further information.

In determining the size of the annual equity awards to our named executive officers, the Compensation Committee, with the assistance of Pearl Meyer, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the retention value of unvested and total equity holdings for each named executive officer, the amount of equity previously awarded to the named executive officers and the vesting terms of such prior awards, our broader organizational equity needs and overall dilution, industry and peer group benchmark data, and, in the case of those officers who joined the company in the prior year, the date of hire. For benchmarking purposes, in 2024, our annual equity awards were sized based on a percentage of common shares outstanding compared to our peer group in order to prevent excessive share usage in light of our stock price at the time of approval.
The table below shows all 2024 annual equity grants to those named executive officers who were eligible to receive them.

Name	2024 Stock Option Awards(1)	2024 RSUs(2)	2024 PSUs(3)
Gilmore O’Neill	392,100	130,700	130,700
Erick Lucera(4)	106,000	35,300	53,000
Baisong Mei	152,800	50,900	50,900
(1)These stock option awards were granted on March 2, 2024 and vest over four years in equal monthly installments beginning on April 2, 2024 through March 2, 2028 and have an exercise price of $10.53 per share.
(2)These RSUs were granted on March 2, 2024 and vest over four years with 25% of the units having vested on March 2, 2025 and the remaining 75% of the units scheduled to vest in quarterly installments thereafter through March 2, 2028.
(3)These PSUs were granted on March 2, 2024 and vest on the achievement of specified research and development milestones on or prior to March 2, 2027, provided no shares subject to these PSUs may vest prior to the one-year anniversary of the grant date.
(4)Mr. Lucera, whose employment with us commenced in May 2023, received a pro-rated portion of the grant date fair value of his option award and RSU, but the full value for his PSU.
Other Benefits
Severance and Change in Control Benefits. Our amended and restated severance benefits plan (“Severance Plan”) provides severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us without “cause” or they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).
Under the Severance Plan, if we terminate an eligible executive officer’s employment without cause or such executive terminates his or her employment with us for good reason more than three months prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (a) continue receiving his or her base salary for 12 months following the date of termination (the “Severance Period”), (b) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Severance Period, and (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination.
The Severance Plan also provides that, if, within the period beginning three months prior and ending 12 months following the closing of a change in control of our company, we terminate an eligible executive officer’s employment without cause or such executive terminates his or her employment with us for good reason (each of which events, a “Change in Control Termination”), the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, for 18 months, and in the case of other C-level officers, for 12 months) following the date of termination (“Change in Control Severance Period”), (b) company contributions to the cost of health care continuation under COBRA during the Change in Control Severance Period, (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination, and (d) an additional single lump sum bonus payment in an amount equal to the multiple of (i) a fraction the numerator of which is the number of months in the Change in Control Severance Period and the denominator of which is 12 and (ii) the eligible executive’s target annual bonus amount for the year of the Change in Control Termination. In addition, in the event of a Change in Control Termination, all of the executive’s outstanding unvested equity awards will immediately vest in full on the date of such termination.

All payments and benefits provided under the Severance Plan are contingent upon the execution by the executive and effectiveness of, and the executive’s continued compliance with, a severance and release of claims agreement in a form prescribed by us that will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of continuing obligations under any restrictive covenant agreements between us and the executive, and an agreement, to the extent permitted by law, not to compete with us for 12 months following separation from employment with us.
Please refer to “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” below for a more detailed discussion of severance and change in control benefits for our named executive officers, including certain changes with respect to the Severance Plan for Dr. O’Neill provided in his offer letter. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of our company.
Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case, on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
401(k) Retirement Plan. We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”). In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $23,000 in 2024 plus any amounts permitted for catch-up contributions, and have the amount of the reduction contributed to the 401(k) plan. We provide a 200% match of employee contributions under our 401(k) plan, up to a limit on our contributions of the lesser of $7,000 and 3% of the employee’s salary.
Perquisites. We have not generally provided perquisites or personal benefits to our named executive officers, other than relocation and housing reimbursement and related tax-gross ups in connection with certain newly hired executives.
2025 Compensation Actions
In February 2025, the Compensation Committee approved a 2025 salary increase and an annual stock option award to Mr. Lucera. The Compensation Committee also recommended a 2025 salary increase and annual stock option awards for Dr. O’Neill, which the Board approved.
Other Policies, Procedures, or Considerations
Clawback Policy. We have maintained a compensation recoupment, or clawback, policy covering cash and equity incentive-based compensation paid to our executive officers, including our president and chief executive officer, chief financial officer and our principal accounting officer, since December 2020.
In November 2023, we adopted a new clawback policy in accordance with new Nasdaq listing rules. The new policy provides that if we are required to prepare an accounting restatement for periods that end after the effective date of the policy, we will attempt to recover, reasonably promptly, from each current or former executive officer of our company, on a no-fault basis, the amount of any incentive-based compensation (cash or equity) received by them during the three-year period preceding the date on which we are required to prepare the restatement that exceeds the amount of incentive-based compensation that otherwise would have been received had the incentive-based compensation been determined based on the restated amounts. A copy of the new clawback policy is filed as Exhibit 97 to our 2024 Annual Report.
Additionally, our 2015 Stock Incentive Plan, and the related forms of awards, provide for the recovery of awards made under the plan in accordance with any applicable clawback policy that we adopt.
Stock Ownership Guidelines. We have adopted stock ownership guidelines applicable to our senior management team, including all of our executive officers, and our non-employee directors to further align the interests of our leadership with those of our stockholders. The covered individuals are required to hold equity having an aggregate value at least equal to a specified multiple of base salary for executive officers or base annual cash retainer for regular service on the Board for non-employee directors as follows:

Group	Ownership Level
Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary
Non-Employee Directors	3x Annual Cash Retainer
The following forms of equity count toward the ownership guidelines: shares owned outright, vested but unexercised “in-the-money” stock options, and unvested time-based restricted stock and restricted stock units. Unvested performance-based restricted stock units do not count toward the ownership guidelines. Compliance with the policy will be determined as of June 30 each year, and covered individuals and newly appointed or elected persons have five years from when the guidelines are first applicable to them to achieve compliance with the guidelines. Directors and executive officers will be deemed to be in compliance with the stock ownership guidelines once their equity holdings meet or exceed the threshold and will remain in compliance, notwithstanding any decline in the value of shares of our common stock, unless an individual’s sale or other disposition of shares subsequently results in non-compliance with the guidelines. The guidelines were initially adopted in December 2020, so the earliest required compliance date is June 30, 2026. As of June 30, 2024, all directors and executive officers have satisfied, or are on track to satisfy, the ownership guidelines within the applicable five-year grace period.
No Excise Tax Gross-ups. We do not provide for any excise tax gross-up payments to our named executive officers.
Accounting and Tax Considerations. We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), which requires us to estimate and record an expense over the service period of any such award. Accounting standards also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.
Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

2024 Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during the years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Gilmore O’Neill, M.B., M.M.Sc.	2024	667,100	1,296,544	2,714,038	440,286	8,900	5,126,868
President and Chief Executive Officer	2023	641,092	436,000	915,390	392,537	7,290	2,392,309
Erick Lucera(5)	2024	482,600	350,176	733,711	234,544	8,290	1,809,321
Former Executive Vice President and Chief Financial Officer	2023	285,615	748,619	1,034,512	146,076	794	2,215,616
Baisong Mei, M.D., Ph.D.(6)	2024	492,327	75,332	1,843	243,000	8,900	821,402
Former Executive Vice President and Chief Medical Officer	2023	459,930	156,960	329,540	186,995	7,980	1,141,405
(1)Reflects the aggregate grant date fair value of stock awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2024 Annual Report for assumptions underlying the valuation of stock awards. Stock awards for 2024 and 2023 include both RSUs and PSUs. However, the 2024 and 2023 PSUs had no grant date fair value, as the achievement of such PSUs was deemed not probable at the time of grant. The grant date fair values for the 2024 and 2023 PSUs, assuming all performance conditions are achieved, are as set forth in the below table. The 2024 aggregate grant date fair values for Dr. Mei reflects the fair value as of the modification date, calculated in accordance with ASC Topic 718 in connection with the modification of his RSUs in connection with his separation from the company, as described below under “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements—Dr. Mei Separation.”

	PSU Grant Date Fair Value ($)
Name	2024	2023
Gilmore O’Neill	1,296,544	741,200
Erick Lucera	525,760	748,619
Baisong Mei	504,928	313,920
In 2024, one of the business development milestones under Mr. Lucera’s 2023 PSU was deemed achieved in connection with our entry into a license agreement with Vertex Pharmaceuticals, Inc. and the related extension of our cash runway.
(2)Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2024 Annual Report for assumptions underlying the valuation of option awards. The 2024 aggregate grant date fair values for Dr. Mei include $1,843, as of the modification date, calculated in accordance with ASC Topic 718 in connection with the modification of his option awards in connection with his separation from the company, as described below under “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements—Dr. Mei Separation.”
(3)Amounts represent bonuses paid to our named executive officers under our annual performance-based cash bonus program. Such bonuses earned during the year are typically paid in the following year.
(4)All other compensation for 2024 included (i) life insurance premiums for Dr. O’Neill, Mr. Lucera, and Dr. Mei in the amount of $1,900, $1,290, and $1,900, respectively and (ii) 401(k) company matching contributions in the amount of $7,000 for each of Dr. O’Neill, Mr. Lucera and Dr. Mei. All other compensation for 2023 included (i) life insurance premiums for Dr. O’Neill, Mr. Lucera, and Dr. Mei in the amount of $1,290, $794, and $1,980, respectively, and (ii) 401(k) company matching contributions in the amount of $6,000 for each of Drs. O’Neill and Mei.
(5)Mr. Lucera’s employment commenced with us in May 2023 and the salary amount reported for 2023 reflects the prorated portion of his annual salary of $470,000 from commencement of his employment through December 31, 2023. Mr. Lucera’s employment with our company ended on March 28, 2025.
(6)Dr. Mei’s initial annual salary for 2024 was $490,000 but was increased to $500,000 and his target bonus under our annual performance-based cash bonus program was increased from 40% to 45% in connection with his promotion in April 2024 to executive vice president. Dr. Mei’s employment with our company ended on January 31, 2025.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2024.

		Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Gilmore O’Neill	6/2/2022	593,881	356,328	(3)	—	11.54	6/1/2032	—		—	—		—
	6/2/2022	—	—		—	—	—	43,327	(4)	55,025	—		—
	6/2/2022	—	—		—	—	—	—		—	72,212	(5)	91,709
	3/2/2023	65,625	84,375	(6)	—	8.72	3/1/2033	—		—	—		—
	3/2/2023	—	—		—	—	—	28,125	(7)	35,719	—		—
	3/2/2023	—	—		—	—	—	—		—	85,000	(8)	107,950
	3/2/2024	73,519	318,581	(9)	—	9.92	3/1/2034	—		—	—		—
	3/2/2024	—	—		—	—	—	130,700	(10)	165,989	—		—
	3/2/2024	—	—		—	—	—	—		—	130,700	(11)	165,989
Erick Lucera(12)	5/17/2023	61,671	94,129	(13)	—	9.61	5/16/2033	—		—	—		—
	5/17/2023	—	—		—	—	—	58,425	(14)	74,200	—		—
	5/17/2023	—	—		—	—	—	—		—	51,934	(15)	65,956
	3/2/2024	19,875	86,125	(9)	—	9.92	3/1/2034	—		—	—		—
	3/2/2024	—	—		—	—	—	35,300	(10)	44,831	—		—
	3/2/2024	—	—		—	—	—	—		—	53,000	(11)	67,310
Baisong Mei(16)	7/18/2022	103,676	67,926	(17)	—	14.99	7/17/2032	—		—	—		—
	7/18/2022	—	—		—	—	—	29,186	(18)	37,066	—		—
	7/18/2022	—	—		—	—	—	—		—	19,457	(5)	24,710
	3/2/2023	23,625	30,375	(6)	—	8.72	3/1/2033	—		—	—		—
	3/2/2023	—	—		—	—	—	10,125	(7)	12,859	—		—
	3/2/2023	—	—		—	—	—	—		—	36,000	(8)	45,720
	3/2/2024	28,650	124,150	(9)	—	9.92	3/1/2034	—		—	—		—
	3/2/2024	—	—		—	—	—	50,900	(10)	64,643	—		—
	3/2/2024	—	—		—	—	—	—		—	50,900	(11)	64,643
(1)All unvested stock options were granted under our 2015 Stock Incentive Plan, except for the grants discussed in footnotes 3, 13, and 17, which were inducement grants approved by our Board. For information on vesting acceleration upon termination of employment, see the “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” section below.
(2)All unvested RSUs and unearned PSUs were granted under our 2015 Stock Incentive Plan. For information on vesting acceleration upon termination of employment, see the “—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” section below. The market value of unvested RSUs and unearned PSUs are based on a price of $1.27 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2024, the last trading day of the fiscal year.
(3)The shares underlying this option vested as to 25% of the shares on June 2, 2023 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(4)The shares underlying this RSU vest as to one-fourth of the shares on each of June 2, 2023, 2024, 2025, and 2026.
(5)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to February 10, 2025, one of which has been achieved, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date.
(6)The shares underlying this option vest over four years in equal monthly installments beginning on April 2, 2023 through March 2, 2027.
(7)The shares underlying this RSU vest over four years with 25% of the shares vesting on March 2, 2024 and the remaining 75% of the shares scheduled to vest in equal quarterly installments thereafter through March 2, 2027.
(8)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date.

(9)The shares underlying this option vest over four years in equal monthly installments beginning on April 2, 2024 through March 2, 2028.
(10)The shares underlying this RSU vest over four years with 25% of the shares vesting on March 2, 2025 and the remaining 75% of the shares scheduled to vest in equal quarterly installments thereafter through March 2, 2028.
(11)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development milestones on or prior to March 2, 2027, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date.
(12)Mr. Lucera’s employment with our company ceased on the March 28, 2025, at which time his outstanding unvested stock options and unvested RSUs were forfeited. Mr. Lucera has three months following his separation date to exercise his outstanding stock options that had vested as of such date.
(13)The shares underlying this option vested as to 25% of the shares on May 17, 2024 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(14)The shares underlying this RSU vest as to one-fourth of the shares on each of May 17, 2024, 2025, 2026 and 2027.
(15)The shares underlying this PSU vest as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, one of which has been achieved, provided no shares subject to this award may vest prior to the one-year anniversary of each recipient’s grant date.
(16)Dr. Mei’s employment with our company ceased on January 31, 2025, at which time his outstanding unvested stock options and unvested RSUs were forfeited, except that his annual RSU awards granted on March 2, 2023 and 2024 will continue to vest for the 90-day period following his separation date. Pursuant to his separation agreement, Dr. Mei has until December 31, 2025 to exercise his outstanding stock options that had vested as of his separation date.
(17)The shares underlying this option vest as to 25% of the shares on July 18, 2023 and an additional 2.0833% of the shares underlying the option vest at the end of each successive month following such date.
(18)The shares underlying this RSU vest as to one-fourth of the shares on each of July 18, 2023, 2024, 2025, and 2026.
Employment, Severance, Change in Control Arrangements, and Separation Arrangements
We have entered into written offer letters with each of our current executive officers. These offer letters set forth the terms of their compensation, including their initial base salary, and an initial target bonus percentage. In addition, the offer letters provide that the named executive officers are eligible to participate in company-sponsored benefit programs that are available generally to all of our employees. Each of our named executive officers for 2024 were, and our current executive officers are, eligible to receive benefits under the Severance Plan as described in the Overview of Executive Compensation, “—Other Benefits—Severance and Change in Control Benefits.”
O’Neill Offer Letter
In connection with Dr. O’Neill’s appointment as our chief executive officer, we entered into an employment offer letter with him, dated April 13, 2022 (the “O’Neill Offer Letter”). The O’Neill Offer Letter provided for an initial annual base salary and an annual initial target bonus, which amounts may be adjusted at the discretion of the Board. In addition, as contemplated by the O’Neill Offer Letter, the Board granted Dr. O’Neill (i) an option to purchase 950,209 shares of our common stock, which vest as to 25% of the shares underlying the option on June 2, 2023, and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until June 2, 2026, and has an exercise price of $11.54 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 86,655 shares of our common stock, which vests as to one-fourth of the shares on June 2, 2023 and vests as to one-fourth of the shares on each June 2 thereafter until June 2, 2026; and (iii) a performance-based restricted stock unit award for 216,637 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones set by the Compensation Committee, but in no event earlier than June 2, 2023, the one-year anniversary of the grant date. Dr. O’Neill is also entitled to severance benefits in accordance with the Severance Plan, provided that pursuant to the O’Neill Offer Letter, (i) he will be entitled receive a pro rata annual bonus upon a non-change of control termination and (ii) a non-change of control termination is defined as a termination of employment by us without cause or by Dr. O’Neill for good reason (with cause and good reason as defined in the Severance Plan) which occurs more than three months prior to or twelve months following a change of control (as defined in the Severance Plan) and a change of control termination shall be defined as a termination of employment by us or by Dr. O’Neill for good reason which occurs three months prior to or twelve months following a change of control.
Lucera Offer Letter
In connection with Mr. Lucera’s appointment as our chief financial officer, we entered into an employment offer letter with him, dated May 12, 2023 (the “Lucera Offer Letter”). The Lucera Offer Letter provided for an initial annual base salary and an initial annual target bonus of his base salary, which amounts may be adjusted at the discretion of the Compensation Committee. In addition, as contemplated by the Lucera Offer Letter, the Board granted Mr. Lucera (i) an option to purchase 155,800 shares of our common stock, which vests as to 25% of the shares underlying the option on May 17, 2024 and vests as to an additional 2.0833% of the shares underlying the option at the end of each successive month following such date until May 17, 2027, and has an exercise price of $9.61 per share, which was the closing price of our common stock on the date of grant, (ii) a restricted stock unit award for 77,900 shares of our common stock, which vests as to one-fourth of the shares on May 17, 2024 and vests one-fourth on each May 17 thereafter until May 17, 2027, and (iii) a performance stock unit award for 77,900 shares of our common stock, which vests as to one-third of the shares on the achievement of certain research and development and business development milestones on or prior to March 2, 2026, provided no shares subject to this award vest prior to May 17, 2024, the one-year anniversary of the grant date. Mr. Lucera was also entitled to severance benefits in accordance with the Severance Plan. In March 2025, Mr. Lucera resigned from the company, effective March 28, 2025. He is not entitled to any severance benefits in connection with his resignation.
Dr. Mei Separation
Prior to his separation, we had a similar arrangement with Dr. Mei pursuant to an offer letter with him on substantially the same terms as the offer letter we have with Mr. Lucera.
In connection with Dr. Mei’s separation from our company in January 2025, we entered into a separation agreement with him in December 2024. The agreement provided that he would receive his base salary for a period of 12 months following his separation date, his 2024 bonus as determined by the Board or the Compensation Committee in connection with the determination of annual bonuses for our other executives, and be eligible for benefits continuation for up to 12 months, for a total payment of $743,000. In addition, the agreement provided that (i) the period of time for Dr. Mei to exercise all or any stock options that are outstanding and vested as of his separation date be extended to December 31, 2025 and (ii) notwithstanding Dr. Mei’s termination of service on his separation date, Dr. Mei’s outstanding annual RSU awards granted on March 2, 2023 and 2024 would become vested as to the number of shares that would have vested had he remained employed through the date that is 90 days following his separation date. All payments and benefits provided under his agreement are contingent upon Dr. Mei’s continued compliance with a release of claims agreement between Dr. Mei and us.
Pay Versus Performance
The following table sets forth compensation information for our chief executive officer (“PEO” in the table) for each year and the average of the other named executive officers (“NEOs”) for each year, our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer index, the Nasdaq Biotechnology Index, and our net loss for each of the years indicated. We have not used any financial performance measures in our compensation program or for comparison to any corporate goals. Our executives’ compensation is shown using the total from the Summary Compensation Table and Compensation Actually Paid (“CAP”), calculated in accordance with Item 402(v) of Regulation S-K. For detail on our executive compensation programs, see “Overview of Executive Compensation” beginning on page 31.
Pay Versus Performance Table

Year	Summary Compensation Table ("SCT") Total for Gilmore O’Neill ($)(1)	SCT Total for James Mullen ($)(1)	Compensation Actually Paid to Gilmore O’Neill ($)(1)(2)	Compensation Actually Paid to James Mullen ($)(1)(2)	Average SCT Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based On:	Net Loss ($)(in thousands)
							Editas Total Shareholder Return ($)(5)
2024	5,126,868	—	(3,071,419)	—	1,315,361	(573,093)	4.21	(237,093)
2023	2,392,309	—	3,764,809	—	1,555,391	1,575,614	34.21	(153,219)
2022	9,058,900	1,050,963	6,493,262	(2,912,999)	2,880,375	888,434	29.96	(220,432)
(1)    Gilmore O’Neill was appointed chief executive officer effective June 1, 2022. James Mullen served as chief executive officer from February 15, 2021 to June 1, 2022.
(2)    The dollar amounts reported represent the amount of CAP to the PEO computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to any PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to PEO total compensation for each year to determine the CAP:

PEO Summary Compensation Total to CAP Reconciliation

Year	PEO	SCT Total for PEO($)	SCT Value of Equity Awards($)(i)	Equity Award Adjustments($)(ii)	Compensation Actually Paid to PEO($)
2024	Gilmore O’Neill	5,126,868	4,010,582	(4,187,705)	(3,071,419)
2023	Gilmore O’Neill	2,392,309	1,351,390	2,723,890	3,764,809
2022	Gilmore O’Neill	9,058,900	8,495,057	5,929,419	6,493,262
2022	James Mullen	1,050,963	—	(3,963,962)	(2,912,999)
(i)The amounts included in this column are the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for each applicable year.
(ii)The equity award adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K. The amounts added or deducted in calculating the equity award adjustments are provided in the table below:

		Equity Award Adjustments
Year	PEO	Year-End Fair Value of Awards Granted During Applicable Year That Remain Outstanding and Unvested as of Year-End($)	Change in Fair Value as of Year- End of any Prior-Year Awards that Remain Outstanding and Unvested as of Year- End($)	Fair Value as of the Vesting Date of Awards Granted and Vested During the Applicable Year($)	Change in Fair Value as of the Vesting Date of any Prior-Year Awards that Vested During Applicable Year($)	Fair Value at Prior-Year-End of any Prior- Year Awards that Failed to Meet Applicable Vesting Conditions During the Applicable Year($)	Total Equity Awards Adjustments($)
2024	Gilmore O’Neill	273,351	(3,511,297)	170,662	(1,120,421)	—	(4,187,705)
2023	Gilmore O’Neill	1,355,969	1,115,369	158,944	93,608	—	2,723,890
2022	Gilmore O’Neill	5,929,419	—	—	—	—	5,929,419
2022	James Mullen	—	(1,881,816)	—	(1,113,655)	968,491	(3,963,962)
(3)    The dollar amounts reported represent the average of the amounts reported for our NEOs as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. For 2024, the non-PEO NEOs were Erick Lucera and Baisong Mei. For 2023, the non-PEO NEOs were Erick Lucera, Linda C. Burkly, Baisong Mei, Michelle Robertson, and Bruce Eaton. For 2022, the non-PEO NEOs were Michelle Robertson, Mark Shearman, Bruce Eaton, and Baisong Mei.
(4)    The dollar amounts reported represent the average amount of CAP to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:
Average Non-PEO NEO Summary Compensation Total to CAP Reconciliation

Year	Average SCT Total for Non-PEO NEOs($)	Average SCT Value of Equity Awards for Non-PEO NEOs($)	Average Equity Award Adjustments($)(i)	Average Compensation Actually Paid to Non-PEO NEOs($)
2024	1,315,361	580,531	(1,307,923)	(573,093)
2023	1,555,391	1,023,385	1,043,608	1,575,614
2022	2,880,375	2,247,995	256,054	888,434
(i)The amounts added or deducted in calculating the total average equity award adjustments are provided in the table below:

	Equity Award Adjustments
Year	Average Year-End Fair Value of Awards Granted During Applicable Year That Remain Outstanding and Unvested as of Year-End($)	Average Change in Fair Value as of Year-End of any Prior-Year Awards that Remain Outstanding and Unvested as of Year-End($)	Average Fair Value as of the Vesting Date of Awards Granted and Vested During the Applicable Year($)	Average Change in Fair Value as of the Vesting Date of any Prior-Year Awards that Vested During Applicable Year($)	Average Fair Value at Prior-Year-End of any Prior-Year Awards that Failed to Meet Applicable Vesting Conditions During the Applicable Year($)	Total Average Equity Awards Adjustments($)
2024	173,603	(1,155,110)	56,322	(382,738)	—	(1,307,923)
2023	926,961	99,157	30,033	(12,543)	—	1,043,608
2022	950,131	(531,038)	164,771	(327,810)	—	256,054
(5)    Reflects the cumulative total shareholder return at the end of the identified year, assuming $100 was invested after the market closed on December 31, 2021 in our common stock, and assuming reinvestment of dividends, if any.
Analysis of the Information Presented in the Pay Versus Performance Table
We describe the relationships between CAP and our cumulative TSR and net loss below. We currently do not use financial performance measures, including our cumulative TSR or our net loss in our compensation program or for comparison to any corporate goals. Instead, our compensation program is designed primarily to advance our product development pipeline and preclinical and clinical programs, thereby driving long-term stockholder value. For example, our 2024 annual performance-based cash bonus program included goals relating to the advancement of our former reni-cel clinical program, the development of our in vivo drug discovery pipeline, and value creation through business development. See “Overview of Executive Compensation” for a detailed description of our compensation program. We believe that using these non-financial performance metrics best incentivizes our executive management and strengthens our alignment with our pay for performance compensation philosophy, while focusing on our long-term sustainable growth.
Changes in PEO and NEOs
Our chief executive officers and NEOs have changed over the periods reflected in the Pay Versus Performance Table, making year-to-year comparisons of CAP difficult. James Mullen served as our chief executive officer from February 2021 until June 2022, at which time he transitioned to executive chair of our Board and Dr. O’Neill became our chief executive officer. Similarly, we have experienced changes in our other NEOs over the applicable periods, as we conducted a strategic reprioritization in early 2023 to focus on hemoglobinopathies and in vivo gene editing and in December 2024 announced the transition to a fully in vivo company and the discontinuation of our reni-cel program. In connection with the appointments of new NEOs over the periods, we enter into offer letters pursuant to which we grant the new officers certain new hire equity awards that can impact the ability to compare CAP year-to-year.
Components of Compensation Actually Paid that Vary with Performance
The components of CAP that vary with performance each year are: our annual incentive payouts, the fair value of long-term incentive awards granted in each year and the change in fair value of equity awards during the year. The decisions regarding our annual incentive payouts and our long-term incentive awards are described in our proxy statements for the applicable year, including this Proxy Statement.
The addition of the change in fair value of equity awards during the year is the most significant performance-related difference between CAP and the totals reported in the Summary Compensation Table. The change in fair value of equity awards during the year varies with our annual share price appreciation and performance against our outstanding PSU goals.
Pay versus Performance: Graphical Descriptions
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•Editas’ cumulative TSR; and
•Editas’ net loss.
For purposes of reflecting CAP in these charts, we have aggregated the compensation of the PEOs in each year where there was more than one PEO for such year.

CAP and Cumulative TSR
CAP and Net Income (Loss)
Policies and Practices Related to the Grant of Certain Equity Awards
We grant stock options to our employees and directors on an annual basis. We also grant stock options to individuals upon hire, and may do so for promotion or for retention purposes. We currently do not grant stock appreciation rights or similar option-like instruments. During the last fiscal year, none of the Board, the Compensation Committee nor our chief executive officer took material nonpublic information into account when determining the timing or terms of stock options. Stock options are not granted in anticipation of the release of material nonpublic information, and the release of material nonpublic information is not timed on the grant dates of such stock options. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
While we do not have any policy or obligation that requires us to grant annual stock options to employees on specified dates, annual stock option grants to our officers are typically approved by the Board of the Compensation Committee in February with an effective date following the second business day after the issuance of our earnings release for the last completed fiscal year. Annual stock option grants to employees other than officers are typically made by our chief executive officer on the same effective date pursuant to delegated authority under our 2015 Stock Incentive Plan. Pursuant to our non-employee director compensation program, our annual stock option grants to directors are made automatically and without the need for further Board action on the first Board meeting held after each annual meeting of stockholders.
New hire stock option grants to employees, other than our officers, are made by our chief executive officer pursuant to delegated authority under the 2015 Plan effective as of the second Friday of the month following the month of the employee’s start date. New hire stock option grants to our officers are made by the Compensation Committee in connection with the effective date of hire of the new officer. Pursuant to our non-employee director compensation program, new directors receive stock option grants effective on the date of their initial election to the Board automatically and without the need for further Board action.
During 2024, we did not grant stock options to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Form 10-Q or 10-K, or the filing or furnishing of a Form 8-K that disclosed material nonpublic information.
Other Agreements
We also entered into employee confidentiality, non-solicitation, non-competition and proprietary information agreements with each of our named executive officers. Under these agreements, each of our named executive officers has agreed:
•not to compete with us during his or her employment and for a period of one year after the termination of his or her employment,
•not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment,
•to protect our confidential and proprietary information, and
•to assign to us related intellectual property developed during the course of his or her employment.
Director Compensation
Under our director compensation program, we pay our non-employee directors a cash retainer for service on the Board and for each committee on which the director serves. The chair of our Board and of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on our Board or the relevant committee thereof. Dr. O’Neill, our chief executive officer, receives no compensation for his service as a director. The compensation earned by Dr. O’Neill during 2024 is presented in the “Summary Compensation Table” above. The fees paid in 2024 to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member were as follows:

	Member Annual Fee	Chair Annual Fee
Board of Directors	$40,000	$75,000
Audit Committee	$8,750	$18,750
Organization, Leadership and Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee(1)	$5,000	$10,000
(1) The Board dissolved the Science and Technology Committee in December 2024.
Any non-employee director serving as the Board-appointed lead independent director also receives an annual fee of $25,000, in addition to any fees such director receives for his or her service on the Board or any committees thereof.
We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our Board and committee meetings. Additionally, our Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.
In addition, under our amended director compensation program, each non-employee director receives under our 2015 Stock Incentive Plan, upon his or her initial election to our Board, a stock option having a grant date fair value of $600,000, as calculated by us in accordance with ASC Topic 718, subject to a specified maximum number of shares. Each of these options vests as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least four months receives, under our 2015 Stock Incentive Plan, a stock option having a grant date fair value of $300,000, as calculated by us in accordance with ASC Topic 718, and subject to a specified maximum number of shares, with the terms of such option as set forth in this paragraph. Each of these options vest in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant and become exercisable in full upon a change in control of our company.
In February 2025, the Board increased the maximum number of shares that non-employee directors may receive upon initial election and as part of the annual equity grant to 75,000 shares (from 50,000 shares) and 37,500 shares (from 25,000 shares), respectively.
The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2024.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Meeta Chatterjee, Ph.D.(2)	48,750	87,825	136,575
Bernadette Connaughton	60,000	87,825	147,825
Andrew Hirsch	56,250	87,825	144,075
Jessica Hopfield, Ph.D.	63,478	87,825	151,303
Elliott Levy, M.D.	52,228	87,825	140,053
Emma Reeve(2)	98,750	87,825	186,575
David T. Scadden, M.D.	56,957	87,825	144,782
Akshay K. Vaishnaw, M.D., Ph.D.(3)	26,250	87,825	114,075
(1)Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2024 Annual Report for assumptions underlying the valuation of equity awards. The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2024 for our non-employee directors were: Dr. Chatterjee: 84,614, Ms. Connaughton: 99,732; Mr. Hirsch: 144,228; Dr. Hopfield: 132,690; Dr. Levy: 75,000; Ms. Reeve: 63,736; and Dr. Scadden: 121,152.
(2)Dr. Chatterjee and Ms. Reeve resigned from the Board and all committees thereof effective December 31, 2024. Their outstanding but unexercised stock options expired on March 31, 2025.
(3)Dr. Vaishnaw resigned from the Board and all committees thereof effective June 30, 2024. His outstanding but unexercised stock options expired on September 30, 2024.

Securities Authorized for Issuance Under Our Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2024.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	8,510,103	$15.77	12,645,452
Equity compensation plans not approved by security holders(3)	1,536,461	$11.19	—
Total	10,046,564	$15.07	12,645,452
(1)The calculations do not take into account the 2,390,554 shares of common stock subject to outstanding RSUs, since RSUs have no exercise price.
(2)Consists of our 2013 Stock Incentive Plan, as amended to date, our 2015 Stock Incentive Plan and our 2015 Employee Stock Purchase Plan (the “2015 ESPP”). The 2015 Stock Incentive Plan provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, equal to the lowest of 2,923,076 shares of our common stock, 4% of the number of shares of our common stock outstanding on such first day of the fiscal year in question, and an amount determined by our Board. If Proposal 4 is approved, this automatic increase will cease. The 2015 ESPP provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, in an amount equal to the least of 769,230 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable year, and an amount determined by our Board. On January 1, 2025, the number of remaining shares available for future issuance increased to 15,220,913 shares as a result of the automatic increase under the 2015 Stock Incentive Plan described above. The Board determined not to increase the number of shares available for future issuance under the 2015 ESPP in 2025.
(3)Consists of outstanding stock option awards and RSUs approved by our Board as inducements material to the acceptance of employment of each of Dr. O'Neill, Mr. Lucera, Dr. Mei, our chief scientific officer, Dr. Linda C. Burkly, and our chief commercial and strategy officer, Caren Deardorf in accordance with Nasdaq Listing Rule 5635(c)(4). Dr. O’Neill was granted a stock option to purchase 950,209 shares of our common stock. His award was granted on June 2, 2022 and had an exercise price of $11.54 per share. Mr. Lucera was granted a stock option to purchase 155,800 shares of our common stock. His award was granted on May 17, 2023 and had an exercise price of $9.61 per share. The shares subject to Mr. Lucera’s inducement stock option award that were unvested as of March 28, 2025, his separation date, were forfeited. The vested shares subject to Mr. Lucera’s inducement stock option will expire three months following his separation date, if not exercised prior to such date. Dr. Burkly was granted a stock option to purchase 135,500 shares of our common stock. Her award was granted on July 24, 2023 and had an exercise price of $8.66 per share. Dr. Mei was granted a stock option to purchase 171,602 shares of our common stock. His award was granted on July 18, 2022 and had an exercise price of $14.99 per share. The shares subject to Dr. Mei’s inducement stock option award that were unvested as of January 31, 2025, his separation date, were forfeited. The vested shares subject to Dr. Mei’s inducement stock option will expire on December 31, 2025 pursuant to his separation agreement, if not exercised prior to such date. Ms. Deardorf was granted a stock option to purchase 123,350 shares of our common stock. Her award was granted on September 21, 2023 and had an exercise price of $8.00 per share. Ms. Deardorf’s separation from the company is effective April 11, 2025. The shares subject to Ms. Deardorf’s inducement stock option award that are unvested as of her separation date will be forfeited. The vested shares subject to Ms. Deardorf’s inducement stock option will expire three months following her separation date, if not exercised prior to such date. The exercise price for each of the foregoing inducement stock option awards was equal to the closing price per share of our common stock on the date of grant. For a discussion of the vesting terms of those awards granted to our named executive officers, see “—Outstanding Equity Awards at Fiscal Year End.”

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions since January 1, 2023 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Participation in Public Offerings
In June 2023, we sold an aggregate of 12,500,000 shares of our common stock at a price of $10.00 per share pursuant to an underwritten public offering (the “Offering”). The Vanguard Group, Inc. (“Vanguard”) and BlackRock Inc. (“BlackRock”), each of which was the beneficial owner of more than 5% of our voting securities at the time of the Offering, purchased 500,000 shares, for an aggregate purchase price of $5.0 million, and 239,000 shares, for an aggregate purchase price of $2.4 million, of our common stock, respectively, in the Offering. Such purchases were made through the underwriters at the public offering price of $10.00 per share.
Employment Agreements
See the “Executive Compensation—Employment, Severance, Change in Control Arrangements, and Separation Arrangements” and “Director Compensation” sections of this Proxy Statement for a further discussion of these arrangements.
Indemnification of Officers and Directors
Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our current and former directors that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 1, 2025 by:
•each person known by us to beneficially own more than 5% of our common stock;
•each of our current directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 83,709,536 shares of our common stock outstanding as of April 1, 2025.
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 1, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 11 Hurley Street, Cambridge, Massachusetts 02141. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
The Vanguard Group, Inc.(1)	6,679,450	8.0%
BlackRock Inc.(2)	7,838,969	9.4%
Named Executive Officers and Directors
Bernadette Connaughton(3)	99,732	*
Andrew Hirsch(4)	146,228	*
Jessica Hopfield, Ph.D.(5)	200,390	*
Elliott Levy, M.D.(6)	58,334	*
Erick Lucera(7)	125,728	*
Baisong Mei, M.D., Ph.D.(8)	214,385	*
Gilmore O’Neill, M.B., M.M.Sc.(9)	1,017,596	1.2%
David T. Scadden, M.D.(10)	121,152	*
All executive officers and directors as a group (8 persons)(11)	1,776,117	2.1%
*Less than 1%.
(1)The Vanguard Group, Inc (“Vanguard”) has shared voting power with respect to 48,440 shares, sole dispositive power with respect to 6,562,065 shares and shared dispositive power with respect to 117,385 shares. The principal business address of Vanguard and its related entities is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares we have reported as beneficially owned by Vanguard (and the other information in this footnote) is based on a Schedule 13G/A filed by Vanguard with the SEC on November 12, 2024 reporting beneficial ownership as of September 30, 2024.
(2)BlackRock, Inc. has sole voting power with respect to 7,632,166 shares and sole dispositive power over 7,838,969 shares. BlackRock, Inc.’s principal business address is 50 Hudson Yards, New York, NY 10001. The number of shares we have reported as beneficially owned by BlackRock, Inc. (and the other information in this footnote) is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2024 reporting beneficial ownership as of December 31, 2023.
(3)Consists of 99,732 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.

(4)Consists of (i) 2,000 shares of common stock and (ii) 144,228 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(5)Consists of (i) 67,700 shares of common stock and (ii) 132,690 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(6)Consists of 58,334 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(7)Consists of (i) 27,820 shares of common stock and (ii) 97,908 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(8)Consists of (i) 50,551 shares of common stock and (ii) 163,834 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(9)Consists of (i) 129,122 shares of common stock and (ii) 888,474 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(10)Consists of 121,152 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.
(11)Consists of (i) 220,922 shares of common stock and (ii) 1,555,195 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed our audited financial statements for the year ended December 31, 2024 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.
The Audit Committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
In addition, Ernst & Young LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the company’s independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

By the Audit Committee of the board of directors of Editas Medicine, Inc.

Andrew Hirsch, Chair Jessica Hopfield, Ph.D. Elliott Levy, M.D.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Act and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”). Our executive compensation program is designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short- and long-term performance with a simple and clear compensation structure. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term performance, which we believe serves to enhance short- and long-term value creation for our stockholders. The program contains elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders and paying for performance.
The section of this Proxy Statement titled “Executive Compensation” describes in detail our executive compensation program and the decisions made by the Organization, Leadership and Compensation Committee of our Board (the “Compensation Committee”). As we describe in greater detail in the “Overview of Executive Officer Compensation” section, our executive compensation program rewards value creation for stockholders and progress towards achieving our business goals and that promotes company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term performance-based incentives to encourage consistently strong performance, and our Board believes that this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to the fiduciary duties of our company or our Board (or any committee thereof), or create or imply any additional fiduciary duties for our company or our Board (or any committee thereof). However, the Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for named executive officers.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS BY VOTING ‘FOR’ THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE
COMPENSATION ADVISORY VOTES
In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Under Section 14A(a)(2) of the Exchange Act, generally, each public company must submit this proposal to its stockholders not less than every six years and this proposal was last submitted to our stockholders at our 2019 annual meeting of stockholders. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.
Our Board intends to consider carefully the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.
After careful consideration, our Board believes that an executive compensation advisory vote should continue to be held every year, and therefore our Board recommends that you vote for a frequency of every year for future executive compensation advisory votes.
Our Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking input from our stockholders on corporate governance and executive compensation matters. We believe that continuation of an annual vote would be the best governance practice for our company at this time.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE EDITAS MEDICINE, INC. 2015 STOCK INCENTIVE PLAN
Why We are Requesting Stockholder Approval
We are asking stockholders to approve the amendment and restatement of our 2015 Stock Incentive Plan (the “Amended Plan”). The Amended Plan amends and restates the Editas Medicine, Inc. 2015 Stock Incentive Plan (the “Current Plan”). We are not requesting any additional shares be added to the Current Plan as part of the amendment and restatement. As described more fully below, the Amended Plan extends the term of the Current Plan, eliminates the “evergreen” provision in the Current Plan and makes certain other changes to bring the Current Plan in line with current law and market practice, as well as investor expectations.
The Current Plan is our existing equity incentive plan and became effective on February 2, 2016, in connection with our initial public offering. The Current Plan will expire on February 1, 2026, at which time we will no longer have an equity incentive plan that can be used to make equity grants to our key talent. The Board believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating the best talent in what is a tremendously competitive labor market. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of other companies in our peer group and other companies that we compete with for talent. We and the Board understand that our equity-compensation needs must be balanced against the dilutive effect of such programs on our stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, in March 2025, upon the recommendation of the Compensation Committee, and subject to stockholder approval, the Board adopted the Amended Plan.
The Amended Plan does not increase the shares available for issuance under the Current Plan. The Amended Plan includes the following material differences from the Current Plan, as further described below:
•extends the term of the Current Plan to ten years from the date the Amended Plan is approved by our stockholders;
•eliminates the “evergreen” provision;
•updates provisions related to delegation of equity granting authority to officers and other persons to conform with current Delaware law;
•requires that any dividends on restricted stock, RSUs or other stock-based awards be subject to the same vesting and forfeitability provisions as the underlying award;
•disallows dividend equivalents on stock options and stock appreciation rights (“SARs”); and
•permits withholding through the use of shares in an amount in excess of the statutory minimum withholding in line with current accounting guidance.
We intend to utilize the Amended Plan as we have utilized the Current Plan: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to our success. Our Compensation Committee determined that the shares that remain available for issuance under the Current Plan are sufficient to make our projected new-hire and annual equity awards to our employees and non-employee directors, as well as employee recognition and promotion awards. As of March 15, 2025, there remained 7,825,965 shares available for grant under the Current Plan, and there were 14,140,578 shares subject to outstanding awards under the Current Plan, We are not seeking to increase the number of shares reserved under the Amended Plan. Additionally, the Amended Plan eliminates the evergreen provision (which the Current Plan contains) and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, as described below.
We have relied on the inducement grant exception under Nasdaq Listing Rule 5635(c)(4) to grant nonstatutory stock options and restricted stock unit awards (together, the “Inducement Awards”) to certain executives who were eligible under the Nasdaq rules to receive such grants. Because the number of shares that will remain available for issuance under the Amended Plan is expected to be sufficient to meet our equity compensation needs, we do not expect to utilize Inducement Awards for all new-hire equity awards, however, we may use such awards to the extent necessary to make critical executive hires if the shares available under the Amended Plan are insufficient to recruit top talent.
The following table includes information, as of March 15, 2025, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of common stock may be issued. This includes shares subject to outstanding awards under the Current Plan, the 2013 Plan and the Inducement Awards, and the shares that remain available under the Current Plan but does not include shares issuable under our 2015 ESPP.

Number of outstanding stock options	12,364,469
Weighted average exercise price of outstanding stock options	$8.92
Weighted average remaining contractual term of outstanding stock options (years)	2.93
Number of outstanding restricted stock units (including PSUs)	1,776,109
Shares remaining available for grant of new awards under the Current Plan	7,825,965
New shares requested for approval pursuant to the Amended Plan	—
Total number of shares available for the grant of new awards under the Amended Plan, assuming stockholder approval of the Amended Plan	7,825,965
Number of shares of common stock issued and outstanding	83,705,489
As of March 15, 2025, there were no outstanding shares of restricted stock, no stock appreciation rights, or any other stock-based awards.
We expect that the available share pool under the Amended Plan will allow us to continue to grant equity awards at our historic rates for approximately one to two years, but the actual duration of the share pool may vary based on changes in participation, our stock price and market practice.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. The Current Plan will expire on February 1, 2026. If the Amended Plan is not approved by our stockholders, we will not be able to make equity incentive awards after that date, which we and our Board consider to be essential to meet our incentive and retention needs in a highly competitive market Further, if the Amended Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we are able to allocate to meeting our business needs and objectives. Therefore, the approval of the Amended Plan is vital to our future success.
Our Board believes approval of the Amended Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the Amended Plan.
Following below is a discussion of:
•Highlights of the Amended Plan;
•Reasons Why Stockholders Should Approve the Amended Plan;
•Information Regarding Overhang and Dilution; and
•Description of the Amended Plan.
Highlights of the Amended Plan
The Amended Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the Amended Plan further below in this proposal as well as in the copy of the Amended Plan in Appendix A to this proxy statement.
Removal of Evergreen. The Current Plan has an “evergreen” provision that provides for an annual increase in the number of shares available for issuance under the plan. The Amended Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the Amended Plan is subject to approval by our stockholders, allowing our stockholders to have a greater say in our equity compensation programs.
Clawback Policy. In accepting an Award under the Amended Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future.
No Automatic Vesting of Awards on a Change in Control Event. The Amended Plan does not provide for the automatic vesting of awards in connection with a change in control event.
No Repricing of Options or SARs. The Amended Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.
No Dividend Equivalents on Stock Options or SARs. No stock options or SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid with respect to restricted stock, RSUs or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.
Reasons Why Stockholders Should Approve the Amended Plan
No Increase in Shares Available for Grant. The Amended Plan does not include any increase in the number of shares available for grant under the Current Plan. Accordingly, stockholders are not being diluted as a result of approving the Amended Plan.
Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a tremendously competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees.
Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of restricted stock units.
Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the Amended Plan is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.
Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the Amended Plan” and more thoroughly below, the Amended Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.
Information Regarding Overhang and Dilution
In determining that we would not request any additional shares be approved by our stockholders for issuance under the Amended Plan, we analyzed the impact of utilizing equity as a means of compensation on our stockholders, considering both our “overhang” and our “burn rate.”
Overhang is a measure of potential dilution, which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. As of March 15, 2025, there were (i) 21,966,543 shares underlying all equity awards outstanding, including 641,155 shares that are awarded only upon the achievement of specified performance metrics, and (ii) 7,825,965 shares available for the grant of new awards under the Current Plan, and 83,705,489 shares of common stock outstanding. Accordingly, our overhang at March 15, 2025 was 26%. Importantly, if stockholders approve the Amended Plan, our overhang will continue to be 26% because we are not requesting any increase in the shares available for the grant of awards under the Current Plan.
Burn rate provides a measure of the potential dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2024, 2023 and 2022 calendar years, as well as an average over those years.

Calendar Year	Awards Granted (#)	Basic Weighted Average Number of Shares of Common Stock Outstanding (#)	Gross Burn Rate (1)
2024	4,049,157	82,338,220	4.9%
2023	3,331,140	75,965,633	4.4%
2022	3,674,137	68,664,822	5.4%
Three-Year Average	3,684,811	75,656,225	4.9%
(1)     We define “gross burn rate” as the number of equity awards granted in the year divided by the basic weighted average number of shares of common stock outstanding. For purposes of this calculation, for each year, we exclude the number of shares subject to outstanding PSUs.
Description of the Amended Plan
The following is a brief summary of the Amended Plan, a copy of which is attached as Appendix A to this proxy statement. Please note that the following summary describes the Amended Plan as opposed to the Current Plan. References to the Board in this summary shall include the Compensation Committee or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that our Board’s powers or authority under the Amended Plan have been delegated to such committee or Delegated Persons, in accordance with the Amended Plan.
For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.
Types of Awards; Shares Available for Awards; Share Counting Rules
The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, and other stock-based awards as described below, which we refer to, collectively, as awards or Awards.
Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the Amended Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of common stock equal to the sum of: 22,718,079 shares of our common stock and (ii) such additional number of shares of Common Stock (up to 5,589,556 shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the 2013 Plan that remained available for grant under the 2013 Plan immediately prior to the effectiveness of the registration statement for the Company’s initial public offering and (y) the number of shares of Common Stock subject to awards granted under the 2013 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). Shares of common stock issued under the Amended Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
For purposes of counting the number of shares available for the grant of awards under the Amended Plan, all shares of common stock covered by SARs shall be counted against the number of shares available for the grant of awards under the Amended Plan. If we grant a SAR in tandem with a stock option for the same number of shares of our common stock and provide that only one such award may be exercised, referred to as a tandem SAR, only the shares covered by the stock option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended Plan.
Shares covered by awards under the Amended Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of a SAR being settled in cash rather than stock) will again be available for the grant of awards under the Amended Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the Amended Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the Amended Plan.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the Amended Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended Plan. No such substitute awards shall count against the overall share limit contained in the Amended Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Stock options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended Plan, stock options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).
The Amended Plan permits participants to pay the exercise price of stock options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by our Board, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board, by any other lawful means, or (vi) by any combination of these forms of payment. No stock options granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The Amended Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Stock Options or SARs. Unless such action is approved by our stockholders or otherwise permitted under the terms of the Amended Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding stock option or SAR granted under the Amended Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the Amended Plan) and grant in substitution therefor new awards under the Amended Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (iv) take any other action under the Amended Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq or any other exchange or marketplace on which the Company’s stock is listed or traded.
Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost), in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.
Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our common stock, or cash equal to the fair market value of such shares or a combination thereof, in the event that the conditions specified in the applicable award are satisfied, with such shares to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our Board. Our Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.
Other Stock-Based Awards. Under the Amended Plan, our Board may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board may determine. The award agreement of an other stock-based award may provide the participant who receives such award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.
Eligibility to Receive Awards
All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the Amended Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
As of March 15, 2025, approximately 376 persons were eligible to receive awards under the Amended Plan, including three executive officers (who are current employees), 238 employees (excluding executive officers), 5 non-employee directors, approximately 130 consultants and zero advisors (excluding consultants).
On April 1, 2025, the last reported sale price of our common stock on the Nasdaq Stock Market was $1.13.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder
No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of common stock to be distributed with respect to an award granted under the Amended Plan until becoming a record holder of such shares, subject to the terms of an award agreement.
Clawback
In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
Awards Granted under the Current Plan
The following table sets forth information about equity-based awards granted under the Current Plan since adoption of the Current Plan and outstanding as of March 15, 2025, to the individuals and groups described in the below table.

Name and Position	Dollar Value(1)	Number of Shares of Common Stock Underlying Stock Options	Number of Shares of Common Stock Underlying RSUs	Number of Maximum Shares of Common Stock Underlying PSUs
Gilmore O’Neill Chief Executive Officer and President	$8,640,318	1,545,100	166,352	215,700
Erick Lucera Former Chief Financial Officer	$3,024,190	451,100	84,900	104,934
Baisong Mei Former Chief Medical Officer	$371,259	56,583	—	—
All current executive officers as a group	$13,851,755	2,415,700	303,727	400,346
All current non-employee directors as a group	$5,777,702	572,802	—	—
Jessica Hopfield, nominee for election as a director	$1,618,588	132,690	—	—
David Scadden, as nominee for election as a director	$1,224,796	121,152	—	—
Each associate of any of such directors, executive officers or nominees	$—	—	—	—
Each other person who received or is to receive 5% or more of such stock options, RSUs or PSUs	$11,719,977	1,409,690	110,315	240,809
All employees, including all current officers who are not executive officers, as a group	$66,659,068	8,362,551	831,227	240,809
(1)     Reflects the aggregate grant date fair value of outstanding equity awards calculated in accordance with the provisions of ASC Topic 718.
On March 14, 2025, the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.46.
New Plan Benefits Table
The granting of awards under the Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. We are obligated to grant each of our non-employee directors, upon his or her initial election to our Board, a stock option having a grant date fair value of $600,000, as calculated by us in accordance with ASC 718, subject to a maximum of 75,000 shares of our common stock. Each of these options vests as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least four months receives a stock option having a grant date fair value of $300,000, as calculated by us in accordance with ASC 718, subject to a maximum of 37,500 shares of our common stock. Each of these options vest in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service as a director through such vesting date. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant and become exercisable in full upon a change in control of our company.

Name and Position	Dollar Value(1)	Number of Shares of Common Stock Underlying Stock Options	Number of Shares of Common Stock Underlying RSUs	Number of Maximum Shares of Common Stock Underlying PSUs
Gilmore O’Neill Chief Executive Officer and President	—	—	—	—
Erick Lucera, Former Chief Financial Officer	—	—	—	—
Baisong Mei Former Chief Medical Officer	—	—	—	—
All current executive officers as a group	—	—	—	—
All current non-employee directors as a group(2)	$300,000	187,500	—	—
All employees, including all current officers who are not executive officers, as a group	—	—	—	—
(1)     Reflects the aggregate grant date fair value of outstanding equity awards calculated in accordance with the provisions of ASC Topic 718.
(2)    Represents the annual stock option award to purchase shares of common stock to be granted under the Amended Plan pursuant to the Company’s Director Compensation Policy to each non-employee director. Under our director compensation program, each non-employee director who has served on the board for at least four months will receive, at the first Board meeting held after the annual meeting of stockholders, a stock option award having a grant date fair value of $300,000, as calculated in accordance with ASC 718, subject to a maximum of 37,500 shares. The value of each stock option to be granted under this policy will be determined using the same method we use to calculate the grant-date fair value of stock options in our financial statements. Amount shown reflects the maximum grant date fair value and number of shares that our five non-employee directors are entitled to receive on the date of the Annual Meeting under our director compensation program, but excludes (i) stock options that the non-employee directors will be entitled to receive under our director compensation program for subsequent years following 2025 and (ii) any discretionary awards that any non-employee director may be awarded under the Amended Plan.
Administration
The Amended Plan will be administered by our Board. Our Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan that it deems advisable and to construe and interpret the provisions of the Amended Plan and any award agreements entered into under the Amended Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the Amended Plan or any award. All actions and decisions by our Board with respect to the Amended Plan and any awards made under the Amended Plan will be made in our Board’s discretion and will be final and binding on all persons having or claiming any interest in the Amended Plan or in any award.
Pursuant to the terms of the Amended Plan, our Board may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of our Board. The Board has authorized the Compensation Committee to administer the Amended Plan.
Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the Amended Plan) to eligible service providers of the Company and to exercise such other powers under the Amended Plan as the Board may determine, provided that the Board shall fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) to be received by the Company for which such awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to itself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).
Subject to applicable limitations contained in the Amended Plan, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board has delegated authority pursuant to the Amended Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock or cash covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the Amended Plan, each award under the Amended Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Our Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.
The Board may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules set forth in the Amended Plan, (iii) the number and class of securities and exercise price per share of each outstanding stock option, and (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding other stock based award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. In the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the Amended Plan unless arising out of such person’s own fraud or bad faith.
Amendment of Awards. Except as otherwise provided under the Amended Plan with respect to repricing outstanding stock options or SARs and with respect to certain actions requiring stockholder approval, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended Plan or the change is otherwise permitted under the terms of the Amended Plan in connection with certain corporate events.
Reorganization Events
The Amended Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended Plan as (i) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock. Under the Amended Plan, if a reorganization event occurs, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board determines (except to the extent specifically provided otherwise in an applicable award agreement, another agreement between a participant and us, or another Company plan): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for cash payment to participants with respect to each award held by a participant equal to (I) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (v) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.
Our Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the Amended Plan.
Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.
Provisions for Foreign Participants
The Board may establish one or more sub-plans under the Amended Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Amended Plan containing any limitations on the Board’s discretion under the Amended Plan and any additional terms and conditions not otherwise inconsistent with the Amended Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Amended Plan, but each supplement will only apply to participants within the affected jurisdiction.
Withholding
The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of common stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
Amendment or Termination
No award may be granted under the Amended Plan after May 28, 2035, but awards previously granted may extend beyond that date. Our Board may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time, except that no amendment that would require stockholder approval under the rules of the Nasdaq may be made effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Amended Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Amended Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended Plan. No award will be made that is conditioned on stockholder approval of any amendment to the Amended Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.
If stockholders do not approve the Amended Plan, the Amended Plan will not go into effect, and the Current Plan will remain in effect until it expires on February 1, 2026. In this event, the Board will consider whether to adopt alternative arrangements based on its assessment of our needs.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of common stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL NO. 5 TO APPROVE THE AMENDMENT TO THE 2015 STOCK INCENTIVE PLAN.

PROPOSAL 5—ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK AND COMMON STOCK
General
In March 2025, our Board approved and declared advisable an amendment (attached as Appendix A to this proxy statement, the “Authorized Shares Charter Amendment”), to increase the number of authorized shares of our capital stock from 200,000,000 to 395,000,000 and the number of authorized shares of our common stock from 195,000,000 to 390,000,000. Our Restated Certificate of Incorporation currently authorizes 200,000,000 shares of capital stock, consisting of 195,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. The proposed Authorized Shares Charter Amendment would not increase or otherwise affect our authorized preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional shares of capital stock, consisting of shares of common stock to be authorized by adoption of the Authorized Shares Charter Amendment, would have rights identical to our currently outstanding common stock.
Our Board believes that it is in the best interests of our Company and our stockholders to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of common stock would enable the Company, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes.
We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:
•financing transactions, such as public or private offerings of common stock or convertible securities;
•our equity incentive plans;
•licenses, partnerships, collaborations and other similar transactions;
•strategic investments and transactions; and
•other corporate purposes that have not yet been identified.
We do not currently have any plans, understandings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of common stock that would be authorized if the Authorized Shares Proposal is approved. However, we desire to have the shares available to provide additional flexibility to act upon financing transactions to strengthen our financial position and/or engage in strategic activities without using cash. As of March 15, 2025, a total of 97,846,067 shares of common stock were issued and outstanding, no shares were held in treasury, and there were no shares of preferred stock issued or outstanding. As of March 15, 2025, there were 24,938,569 shares subject to outstanding equity awards, including shares subject to outstanding inducement awards, or reserved for issuance under our equity incentive plans and 2,972,026 shares reserved under the 2015 ESPP. If the Authorized Shares Proposal is not adopted and approved by the requisite vote of our stockholders, our ability to raise capital through future equity offerings would be limited to 77,062,178 shares of common stock as of March 15, 2025 that are unreserved and remain available for future issuance. We currently have authorized an “at the market” offering under the Common Stock Sales Agreement with TD Securities (USA) LLC (as successor to Cowen and Company, LLC), as agent, having an aggregate offering price of up to $150.0 million (the “ATM Offering”), and any issuances of shares under the ATM Offering would further reduce the shares available for other financings. The 77,062,178 shares that are currently available may be insufficient and could impede our ability to raise enough capital through future equity offerings to meet our cash needs to fund our ongoing clinical development.
If the Authorized Shares Proposal is adopted and approved by the requisite vote of our stockholders, and our Board determines to implement such amendment, the change in the number of shares of our authorized capital stock and common stock would become effective upon the filing of the Authorized Shares Charter Amendment with the Secretary of State of the State of Delaware, or at a later date if so specified in the Authorized Shares Charter Amendment. In addition, our Board reserves the right, notwithstanding stockholder adoption and approval and without further action by our stockholders, to abandon the Authorized Shares Charter Amendment if, at any time prior to the effectiveness of the filing of the Authorized

Shares Charter Amendment with the Secretary of State, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to effect the Authorized Shares Charter Amendment.
The Authorized Shares Proposal is not contingent on the approval of any other proposal to be considered at the Annual Meeting. The form of the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our capital stock and common stock is attached as Appendix B to this proxy statement.
Effect of the Proposal on Common Stock
If the Authorized Shares Charter Amendment is adopted and approved, the additional shares of common stock would be available for issuance at the discretion of our Board and without further stockholder approval, except as may be required by law or the rules of the Nasdaq Global Select Market on which our common stock is listed. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.
Additionally, by increasing the number of authorized but unissued shares of common stock, the Authorized Shares Proposal could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board. For example, our Board might be able to delay or impede a takeover or transfer of control of our Company by causing such additional authorized but unissued shares to be issued to holders who might side with our Board in opposing a takeover bid that the Board determines is not in the best interests of our Company and our stockholders. The Authorized Shares Proposal could therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of any such unsolicited takeover attempts, the Authorized Shares Proposal could limit the opportunity for our stockholders to dispose of their shares at a higher price generally available in takeover attempts or that may be available under a merger proposal. The Authorized Shares Proposal could have the effect of permitting our current management, including our current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board is not aware of any attempt to take control of our Company and the Board did not authorize the Authorized Shares Proposal with the intent that it be utilized as a type of anti-takeover device.
The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that if the Authorized Shares Charter Amendment is adopted, approved and filed with the Secretary of State of the State of Delaware, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.
Reservation of Right to Abandon the Authorized Shares Charter Amendment
Although we presently intend to effect the increase in authorized shares of capital stock and common stock contemplated by this Proposal 5, notwithstanding stockholder adoption and approval of the Authorized Shares Proposal, our Board will have discretion as to whether to effect the increase in authorized shares of capital stock and common stock and reserves the right to abandon the Authorized Shares Charter Amendment without any further action by our stockholders if at any time prior to the filing or effectiveness of the Authorized Shares Charter Amendment, our Board determines, in its sole discretion, that the increase in authorized shares of capital stock and common stock is no longer in the best interests of our Company and our stockholders.
By voting in favor of the Authorized Shares Charter Amendment, stockholders are also expressly authorizing our Board to determine not to proceed with, or abandon, the increase in authorized shares if it should so decide.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK AND COMMON STOCK.

PROPOSAL NO. 6—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2025
Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, our Board believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.
A representative of Ernst & Young LLP is expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Audit Fees
We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2024 and 2023.

	2024	2023
Audit fees(1)	$878,125	$954,250
Audit-related fees	—	—
Tax fees(2)	110,000	25,750
All other fees	—	—
Total fees	$988,125	$980,000
(1)Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with registration statements filed with the SEC.
(2)Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice, and tax planning.
The aggregate fees included in the Audit Fees are those billed for the fiscal year and the Tax Fees are those fees billed in the fiscal year.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee.
From time to time, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent auditor shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval. The Audit Committee has delegated to its chair the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chair of the Audit Committee is reported to the committee at its next regularly scheduled meeting.
During our 2024 and 2023 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders who share an address. We will promptly deliver a separate copy of any such document to you upon written or oral request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Investor Relations, telephone: 617-401-9000. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2026 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than , 2025. However, if the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2026 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Corporate Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2026 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 29, 2026 and no later than February 28, 2026. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.
OTHER MATTERS
Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this Proxy Statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
EDITAS MEDICINE, INC.
(originally incorporated on September 3, 2013 under the name Gengine, Inc.)
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Editas Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
RESOLVED: That the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 395,000,000 shares, consisting of (i) 390,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this ___ day of _________, 2025.
EDITAS MEDICINE, Inc.
By: ________________________________
Gilmore O’Neill
President and Chief Executive Officer
A-1

editas MEDICINE

EDITAS MEDICINE, INC.
11 HURLEY STREET
CAMBRIDGE, MA 02141

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

During The Meeting - Go to **www.virtualshareholdermeeting.com/EDIT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by May 28, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69070-P23230 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EDITAS MEDICINE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of two Class III Directors, each to serve until the 2028 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jessica Hopfield, Ph.D.
02) David T. Scadden, M.D.

The Board of Directors recommends you vote FOR proposals 2, 4, 5 and 6 and 1 YEAR on proposal 3:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid to the Company's named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to the Company's named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
4. To approve an amendment and restatement of the Company's 2015 Stock Incentive Plan.	☐	☐	☐
5. To adopt and approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 200,000,000 to 395,000,000 and the number of authorized shares of the Company's common stock from 195,000,000 to 390,000,000.	☐	☐	☐
6. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement, 2024 Annual Report and form of proxy are available at www.proxyvote.com.

V69071-P23230

EDITAS MEDICINE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2025 8:30 A.M. Eastern Time

The stockholder(s) hereby appoint(s) Gilmore O'Neill, Amy Parison and Damien Grierson, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDITAS MEDICINE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on May 29, 2025, via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/EDIT2025.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2025 Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxies, in their discretion, may also vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side